As filed with the Securities and Exchange Commission on    October 12    , 2000
SEC Registration No. 333-30176


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM SB-2/A-    3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933



NMXS.com, INC.
(Name of small business issuer in its charter)


DELAWARE                           7389                    91-1287406
(State or other          (Primary Standard Industrial     (I.R.S.
Employer                  Classification Number)           Identification
jurisdiction of                                            No.)
incorporation or
organization)

5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
(505) 255-1999
(Address and Telephone Number of Principal Executive Offices)


5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
(Address of Principal Place of Business)


RICHARD GOVATSKI, PRESIDENT, NMXS.com, INC.
5041 INDIAN SCHOOL ROAD NE, SUITE 200, ALBUQUERQUE, NM 87110
(505) 255-1999
(Name, Address and Telephone Number of Agent for Service)

     Copies to:

          Ronald N. Vance, Esq.
          57 West 200 South
          Suite 310
          Salt Lake City, UT 84101
          (801) 359-9300
          (801) 359-9310 - FAX

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each                          Proposed    Proposed
Class of                               Maximum     Maximum
Securities         Amount              Offering    Aggregate   Amount of
to be              to be               Price       Offering    Registration
Registered         Registered          Per Unit(1) Price(1)    Fee (2)

Series A Warrants
and Common Stock,
$.001 par value
per share          1,000,000           $1.25       $1,250,000   $348

Common Stock
$.001 par value
per share             20,000           $3.00       $60,000      $16

     TOTAL                                                      $364

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

     (2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457. This amount is based upon the average of the bid and asked prices ($3.00) of the common stock of the Registrant as of February 7, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS SUBJECT TO COMPLETION, DATED     OCTOBER 12    , 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NMXS.com, INC.
1,000,000 Warrants and Underlying Shares
Exercise Price: $1.25 Per Share

     We are distributing 1,000,000 Series A Warrants to our shareholders of record as of the beginning of business on August 3, 1999. Each warrant entitles the holder to purchase one share of common stock. Each warrant is exercisable at $1.25. Our stock is quoted on the Pink Sheets under the symbol "NMXS." We may redeem the warrants for $.01 per warrant on 30 days notice at any time the closing bid price of the stock equals or exceeds 300% of the exercise price of the warrant for ten consecutive trading days. The warrants will expire three years following the date of this prospectus.

     The warrants are being distributed to our shareholders without the payment of any consideration. The shares of stock are being offered only to holders of the warrants and these shares of stock will be issued upon exercise of the warrants. The offering price of the shares is payable in cash upon exercise of the warrants. No minimum number of warrants must be exercised, and we cannot assure you that any warrants will be exercised. We will not pay any underwriting discounts or other commissions in connection with the exercise of the warrants. The only proceeds we could receive in this offering will be from the exercise of the warrants. If all of the warrants were exercised, we would receive $1,250,000.

     Concurrently with this offering, we are registering for resale 20,000 shares to be offered by a selling security holder.

     This Offering Is Highly Speculative and Involves Special Risks Concerning the Company and its Business. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

________, 2000

TABLE OF CONTENTS
                                                                           Page
PROSPECTUS SUMMARY                                                           1
RISK FACTORS                                                                 2

We are much like a start up company and have a limited operating history on which to evaluate our potential for future success. Other, better financed companies may be developing similar products as ours which could compete with our products. Such competition could materially adversely affect our
financial condition.                                                         2

We have experienced losses of $1,687,000 for the year ended December 31, 1999
and    $1,271,000     for the     six     months ended     June 30    , 2000,
and we expect losses for the foreseeable future.  Also our operating results
may fluctuate from quarter to quarter.                                       2

We may face a need for additional financing, especially if our estimates to obtain new staff or if our projected costs of product development are incorrect. If such additional financing is required, but unavailable, we may not be able to develop markets for our products before others introduce
competing products.                                                          4

We have developed our core products using a mix of readily available open source software development tools. Knowledgeable competitors may be able to deduce how we have assembled our code base and be able to develop competing
products                                                                     4

While we have commenced the process to protect our trade names, we have not completed the process. Thus, others could attempt to use trade names which we have selected. Such misappropriation of our brand identity could cause significant confusion in the highly competitive Internet technology marketplace and legal defense against such misappropriation could prove
costly and time-consuming.                                                   5
We have been delisted from the OTC Electronic Bulletin Board which has caused
our stock to be less liquid.      This means that it may be harder for you to
find a willing buyer for your stock should you decide to sell it in the
future                                                                       6

FORWARD LOOKING STATEMENTS                                                   6
USE OF PROCEEDS                                                              7
DILUTION                                                                     7
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIALCONDITION AND RESULTS OF
OPERATION                                                                    8
BUSINESS                                                                    13
MANAGEMENT                                                                  22
CERTAIN TRANSACTIONS                                                        27
MARKET INFORMATION                                                          27
PRINCIPAL SHAREHOLDERS                                                      28
SELLING SHAREHOLDER                                                         29
DESCRIPTION OF SECURITIES                                                   30
DIVIDEND POLICY                                                             33
PLAN OF DISTRIBUTION                                                        33
SHARES ELIGIBLE FOR FUTURE SALE                                             34
LEGAL MATTERS                                                               35
EXPERTS                                                                     35
FINANCIAL STATEMENTS                                                        35

PROSPECTUS SUMMARY

Our Company

     We create software solutions for the management of large volumes of media or digital material, such as graphic images, video clips, or audio files, over the Internet or via internal business intranets. In addition, our products can also be used in any business sector that must deal with the management of large volumes of graphic images, such as medicine, scientific environments, and law enforcement.

     Our principal executive offices are located at 5041 Indian School Road NE, Suite 200, Albuquerque, NM 87110, and our telephone number at these offices is (505) 255-1999

The Offering

Securities offered1,000,000 warrants, each exercisable at $1.25 per share for three years from the date of this prospectus

Shares outstanding at     October 3    , 2000   20,733,836
Shares outstanding after maximum exercise       21,733,836

Proceeds from exercise of warrants              $1,250,000
Estimated offering expenses                     $60,000
Net proceeds to us                              $1,190,000

Plan of distributionThe warrants will be distributable to, and exercisable by, shareholders of record on August 3, 1999

We intend to use the net proceeds, if any, to:

     - Expand sales and advertising efforts; and

     - Fund research and development of existing and new products.

     The following summary financial   information   has  been  derived  from
our consolidated financial statements which appear later in this prospectus and should be read in conjunction with those consolidated financial statements and related notes.

                                      For the               Period from
                   For the years          six     months    inception
                   ended December 31  ended     June 30     (April 2, 1996
                   1999        1998       2000       1999   through
                                                            June 30, 2000

Consolidated
Statement of
Operations Data:

    Revenues     $266,000  $196,000     $168,000  $111,000          707,000
Operating
 expenses       1,978,000   310,000    1,476,000   760,000        3,918,000
Net loss       (1,687,000) (114,000)   (1,271,000)(649,000)       3,149,000
Loss per share    (.14)       (.02)        (.06)     (.05)

Consolidated
Balance Sheet
Data:

Current assets     $1,167,000          $1,055,000
Total assets        1,309,000           1,542,000
Current
 liabilities           85,000             115,000
Stockholders'
 equity             1,224,000           1,427,000

RISK FACTORS

We are much like a start up company and have a limited operating history on which to evaluate our potential for future success. Other, better financed companies may be developing similar products as ours which could compete with our products. Such competition could materially adversely affect our financial condition.

     Although we have been established for three years, we remain a development stage enterprise and our product was not completed and sold until 1998. We, therefore, have a limited operating history upon which you can evaluate our business prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. For example, we believe there may exist better-capitalized companies on a parallel development path with similar products addressing our target markets. While the Internet technology marketplace is extremely competitive, we have anticipated a first-to-market advantage with our products. However, other highly capitalized companies that have recognized the absence of digital image management products could overwhelm our first-to-market advantage with expensive and expansive media blitzes that create the perception of a dominant market presence and/or superior products. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

We have experienced losses of $1,687,000 for the year ended December 31, 1999
and    $1,271,000     for the     six     months ended     June 30    , 2000,
and we expect losses for the foreseeable future. Also our operating results may fluctuate from quarter to quarter.

     To date we have incurred net losses, resulting primarily from costs related to developing our product and attempting to establish ourselves in the
marketplace.       We     will be subject to continued risks, expenses and
difficulties in our continuing software development and growth efforts. Product development difficulties could limit sales of our product and could cause a bad reputation in the marketplace.
We may face a need for additional financing, especially if our estimates to obtain new staff or if our projected costs of product development are incorrect. If such additional financing is required, but unavailable, we may not be able to develop markets for our products before others introduce competing products.

     There is no assurance that the equity funding obtained will be adequate. Substantial additional equity or debt financing may be necessary. In such an event, we intend to seek additional financing in order to hire more technical or sales staff or to expand our promotional capabilities. We could seek such additional financing from a number of sources including, but not limited to, possible further sales of equity or debt securities, bank loans, affiliates, or other financial institutions. We have no arrangements with respect to, or sources of, additional financing. Failure to obtain additional financing in the future could have an adverse effect on us, including advancement of our business plan. For example, if a significant portion of our financial resources were exhausted in recruiting and hiring highly skilled staff and by greater than anticipated product development costs, we would be left with inadequate funding for developing markets for our products.

We have developed our core products using a mix of readily available open source software development tools. Knowledgeable competitors may be able to deduce how we have assembled our code base and be able to develop competing products.

     The principal advantage in utilizing open source tools is the extremely high degree of portability they ensure. Migrating our products from one operating system or hardware base to another is more easily accomplished by avoiding proprietary development tools. The risk factor inherent in the use of such freely available tools is the fact that a sophisticated competitor might
be able to     imitate     our work and produce similar functionality.

     Our product has two unique and highly desirable features for e-commerce, medical, and other commercial applications . Our product offers the ability to magnify details in high-resolution graphic images. Our product also allows rapid transmission of a portion of such an image based on user input, significantly enhancing the responsiveness of the system to deliver images over the Internet. The ability to perform these operations is based on a specific graphic image file format.We recognize that these significant features of our product could be a target for imitation. Any such imitation, should it occur, could have material adverse effects on our business, operations and financial condition.
While we have commenced the process to protect our trade names, we have not completed the process. Thus, others could attempt to use trade names which we have selected. Such misappropriation of our brand identity could cause significant confusion in the highly competitive Internet technology marketplace and legal defense against such misappropriation could prove costly and time-consuming.

     As part of the brand identity creation process that defines our products to be unique in the Internet technology marketplace and proprietary in nature, we have begun the process to protect certain product names and slogans as registered trademarks to designate exclusivity and ownership. We have engaged a trademark attorney to complete searches on the uniqueness of some of these brand names and slogans and she has concluded that the following names and slogans qualify for registered trademark status and has begun the process to register them: "AssetWare," "Zoombox™," "The Look and Feel of E-commerce," "Real Time," "Real Organized," and "Real Simple."


We have been delisted from the OTC Electronic Bulletin Board which has caused
our stock to be less liquid.      This means that it may be harder for you to
find a willing buyer for your stock should you decide to sell it in the future.

     We have been unable to meet the requirements necessary to remain eligible for quotation on the OTC Electronic Bulletin Board. Consequently, our common stock has been delisted from the Bulletin Board and is now being traded on the electronic pink sheets which we believe to be a much less suitable system for people to trade our stock.

FORWARD LOOKING STATEMENTS

     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of operations involving the management of large volumes of media or digital material, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in the Risk Factors section of this prospectus, include the following:


     - Rapid changes in technology relating to the Internet;

     - the continued growth and use of the Internet;
     - changes in government regulations

     - changes in our business strategies;

     - market acceptance of our products;

     - hardware failure of a catastrophic proportion;

     - difficulty recruiting and retaining staff of sufficient technical caliber to provide adequate and on-going customer support and product maintenance and development;

     - failure to successfully market our products through the Internet and company representatives; and

     - catastrophic and universal hardware failure.

     In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

USE OF PROCEEDS

     The net proceeds we may receive from the sale of the shares underlying the warrants will vary depending upon the total number of warrants exercised, and the timing of when they are exercised. We can give no assurances that any warrants will be exercised or that we will obtain any net proceeds from exercise of the warrants if offering expenses exceed proceeds received. Regardless of the timing and number of warrants exercised, we expect to incur offering expenses estimated at $60,000 for legal, accounting, printing and other costs in connection with the offering pursuant to this prospectus.

     The uses of any proceeds that we may receive from exercise of the warrants will depend on the amounts received and the timing of their receipt. We will have broad discretion in applying proceeds and we have presently identified the following categories of expenditure to be allocated approximately pro rata as follows:

     - expansion of sales and advertising efforts; and

     - funding of  research and development of existing and new products.

DILUTION

     This dilution calculation does not give effect to the issuance of equity instruments in January and February, 2000. Our financial statements at
June 30    , 2000, show a net tangible book value of    $1,278,000     or
   $0.06     per share.  Net tangible book value per share represents the amount of our tangible assets, less total liabilities, divided by the number of shares of common stock outstanding. Without taking into account any
further adjustments in net tangible book value after     June 30    , 2000,
other than to give effect to the exercise of the 1,000,000 warrants, after deduction of offering expenses, the pro forma net tangible book value at
June 30    , 2000, would have been    $2,468,000     or approximately
   $0.11     per share of common stock, representing an increase in net
tangible book value of approximately    $1,190,000     to existing
shareholders and a dilution of approximately    $1.14     per share to new
investors. If less than the maximum number of warrants is exercised, the amount of dilution will increase.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

General

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this registration statement. The matters discussed in this registration statement contain forward-looking statements that involve risk and uncertainties. Our actual results may differ materially from those discussed herein.

Results of Operations

     Year ended December 31, 1999, compared to Year ended December 31, 1998

     Revenues for the year ended December 31, 1999 of $266,000 represents a 36% increase over 1998. In 1998, our image management software prototype was completed and we commenced beta testing at customer sites. 1999 reflects not only the impact of the addition of new customer installations and monthly service, but also a full year of service on those accounts which were installed at various times during 1998.

     Operating costs and expenses for the year ended December 31, 1999 were $1,978,000, an increase of $1,668,000, or 538%, from 1998 operating costs and expenses of $310,000. This increase is the result of our focused efforts on developing, selling, installing and servicing our proprietary product. The data management software was developed by Richard Govatski, the company's chief executive, another systems development engineer, and the limited use of a number of independently contracted software developers. A full-time engineering, administrative and sales staff was hired beginning in July, 1999. This staff has now grown to 18 employees and Mr. Govatski is the Company's President and CEO. Common stock and common stock options valued at approximately $852,000 were distributed beginning in August, 1999 to various individuals as compensation for services they provided to the organization. $120,000 was recognized as the fair value of services which had been provided by Mr. Govatski during 1999; $90,000 was similarly recognized in 1998. During 1999, the company moved into new office facilities. As a result, office and occupancy expenses, consisting of office rent, utilities, office supplies, office equipment maintenance, copying and fax costs, and telephone have increased from approximately $18,000 for 1998 to approximately $54,000 for 1999. 1999 included advertising of approximately $56,000, travel of approximately $24,000 and legal and accounting fees of approximately
$138,000. Research and development expenses have continued to increase in the effort to develop new products. As a result, the research and development expenses increased $59,000 from 1998, an increase of 65%. Depreciation expense also increased substantially due to the purchase of computer hardware and the office furniture and equipment necessary to furnish the new facility .

     Six months ended June 30, 1999 compared to six months ended June 30, 2000

     During April 2000 we acquired 100% ownership of Working Knowledge, Inc., a Kansas corporation with its operating office in California, for a total price of $150,000. Working Knowledge, Inc. provides services which are necessary to prepare, enter and maintain the customer's data on our software system. Working Knowledge, Inc. personnel include four employees. Prior to this purchase, certain customers were jointly serviced by our company and Working Knowledge, Inc. and revenue was shared equally.

     Revenues for the six months ended June 30, 2000, increased $57,000, 51% over the same period in 1999. This increase includes approximately $35,000 of additional revenue provided by the operations of Working Knowledge, Inc. During the six months ended June 30, 2000, the beta testing, which had been in effect since our product was developed, was completed and we have begun to market our software as a fully functional system. Revenues are derived from both the licensing of the software and the ongoing maintenance of the system. Licensing revenue is recognized over the term of the license and maintenance is recognized on a monthly basis. Prior to becoming operational, the system is configured to the client's specifications. Although we have begun to recognize revenue from contracts initiated during the six months ended June 30, 2000, a substantial portion of the licensing and site development revenues from certain of these contracts will be recognized in future periods.

     Operating costs and expenses were $1,476,000 for the six months ended June 30, 2000, compared to $760,000 for the same six months in 1999, an increase of 94%. Of the $120,000 which was recognized as the fair value of services which had been provided by Mr. Govatski during 1999, $60,000 has been included in the six months ended June 30, 1999. Approximately $573,000, representing a portion of the value of stock which was distributed beginning in August 1999 to various individuals as compensation for services they provided to the organization, was included in operations for the six months ended June 30, 1999. Operating costs and expenses for the six months ended June 30, 2000, reflect the impact of the full-time staff which was hired beginning in July, 1999, additions to the staff since that time, and the expenses necessary to support that increased level of operation. Total staff salaries paid included in the results of operations for the six months ended June 30, 2000, of $513,000 include approximately $145,000 attributed to research and development engineering salaries. For the six months ended June 30, 1999, staff salaries totaled approximately $17,000. The company moved into new office facilities during August 1999. Office and occupancy expenses for the six months ended June 30, 1999, including office rent, utilities, office supplies, office equipment maintenance, copying and fax costs, and telephone expenses, total approximately $14,000. Those same expenses total
approximately $97,000 for the six months ended June 30, 2000.    Advertising
expenses increased from approximately $11,000 to $79,000; professional fees from approximately $8,000 to $98,000; and travel from approximately $2,000 to $53,000. Also included in operating expenses for the six months ended June 30, 2000, are operating expenses of Working Knowledge, Inc. totaling approximately $43,000. Research and development expenses increased from $45,000 for the six months ended June 30, 1999, to $190,000 for the six months ended June 30, 2000. This reflects the substantial increase in the engineering staff which was begun in 1999.

     Our operating history and the uncertain and volatile nature of the markets make predictions of future results of operations difficult and should not be taken as indicative of revenue growth, if any, that can be expected in the future. There is no firm basis to estimate our expenses or the amount of revenues that planned operations will generate and there can be no assurance that we will ever achieve significantly increased revenues or profitable operations. Comparisons to our previous ability to attract customers and sell products may not necessarily be an indication of future performance.


Liquidity and Capital Resources

     At December 31, 1999

     We have no material commitments for capital expenditures as of the end of the fiscal year ended December 31, 1999. During the year ended December 31, 1999, we had a net cash increase of $945,000. 1998 resulted in a net cash decrease of $1,000. Operating activities for 1999 resulted in a net cash decrease. The net loss from operations of $1,687,000 was reduced by non-cash expenses of $1,139,000, consisting of distributions of stock and stock options for services, recognition of the services provided by the founder, and depreciation. This net decrease of $548,000, together with increases in receivables, inventory, prepaid expenses, accounts payable and accrued expenses and a decrease in deferred revenue, accounted for the total decrease of $706,000.

     Investing activities resulted in cash decreases due to property purchases in both 1999 and 1998 of $137,000 and $9,000, respectively. During 1999, a security deposit of $6,000 was paid for our new office facilities.
     Financing activities during 1999 resulted in a cash increase of $1,817,000 from the sale of our common stock, and was decreased by a $23,000 repayment of a note payable.

     Cash requirements for the year ended December 31, 2000 will be largely dependent on our success in selling our products and services. We estimate that product development and support, the implementation of our marketing plan, and the general and administrative expense to support our operations will require approximately $1,400,000. Additional funds of $1,090,000 have been obtained as a result of a private placement sale during January and February 2000 of units consisting of stock and warrants. We estimate that these funds, together with existing cash balances, will provide the funding needed for anticipated operations during the year 2000. The total of our available funds will be sufficient to fund anticipated expenses at our current level of operation for the year 2000. Should anticipated revenues not be achieved, we would be required to expend our current cash balances, reduce our expenses, and possibly restrict or eliminate planned product development and marketing. This could also hamper our ability to take advantage of potential business opportunities or respond to competitive pressures. Should our cash requirements exceed our current cash reserves, there is no assurance that additional financing would be available to us. Should these situations occur, they could have a material adverse effect on our operations and financial condition.


     At June 30, 2000

     We have no material commitments for capital expenditures as of June 30, 2000. During the six months ended June 30, 2000, we had a net cash decrease of $144,000. The six months ended June 30, 1999, resulted in a cash decrease of $16,000.

     There was a net decrease in cash from operating activities of $868,000 for the six months ended June 30, 2000. The net loss of $1,271,000, as reduced by non-cash expenses of $405,000 for distribution of stock options for services and depreciation, and adjusted for a net decrease in assets and liabilities of $2,000, results in the net decrease.

     Investing activities for the six months ended June 30, 2000 and 1999 resulted in cash decreases due to property purchases of $212,000 and $6,000, respectively. During the six months ended June 30, 2000, the common stock of Working Knowledge, Inc. was purchased for a total price of $150,000, and an additional $4,000 was paid for security deposits.

     Financing activities during the six months ended June 30, 2000, resulted in a cash increase of $1,090,000 from the sale of our common stock. During the six months ended June 30, 1999, cash was increased by $70,000 as a result of borrowed funds.

     Cash requirements for the twelve months ended June 30, 2001, will be largely dependent on our success in selling our products and services. We estimate that our cash requirements for product development and support, the implementation of our marketing plan, the operation of Working Knowledge, Inc., and the general and administrative expense to support these activities will require approximately $2,200,000. We anticipate that existing cash balances, together with revenues billed and collected during the next twelve months, will provide sufficient liquidity to meet our cash requirements through June 30, 2001. Should anticipated revenues not be achieved, we would be required to expend our current cash balances, reduce our expenses, and possibly restrict or eliminate planned potential business opportunities or respond to competitive pressures. Should our cash requirements exceed our current cash reserves and collected revenues, there is no assurance that additional financing would be available to us. Should these situations occur, they could have a material adverse effect on our operations and financial condition.

     We anticipate that our ongoing sales effort, together with operations of Working Knowledge, Inc. operations will require additional expense for personnel and facilities. However, we believe that revenue generated by this operation will exceed these expenses. We will also continue to invest in the research and development effort required to enhance our current products and develop new products which we believe will allow us to increase sales and market penetration.


BUSINESS

Our History and Background

     We were originally incorporated under the laws of the State of Utah on August 12, 1983, under the name "Raddatz Exploration, Inc." The name was changed to "Renaissance Guild, Inc." on February 16, 1984, and to "C.O.N.S.E.R.V.E Corporation" on October 3, 1985. On April 28, 1997, we changed domicile to the State of Delaware by merging into a Delaware corporation incorporated on October 14, 1980, under the name "Costs of Owning the Newest Systems of Energy Reduction are Virtually Eliminated, Inc." The name was changed to "Conserve, Inc." on May 11, 1999.

     Our company was originally formed to engage in the business of manufacturing and selling solar systems for residential homes. In November 1985, an involuntary bankruptcy proceeding was filed against us. The Court dismissed the involuntary petition in August 1986. In late 1986 we ceased operations. On December 5, 1989, we renounced all of our rights to the collateral, virtually all assets, except its patents, under the Uniform Commercial Code and transferred our interest therein to a financial institution, the major creditor which was in bankruptcy proceedings from May 1986 until early 1992, in satisfaction of the related debt. However, a full release from the debt was not obtained until April 1994. On July 8, 1988, the patents were sold. Other than as stated above we conducted no business activity until the reverse acquisition by New Mexico Software.

     On or about August 3, 1999, we entered into an agreement with New Mexico Software, Inc., a privately-held New Mexico corporation, and the shareholders of this entity. The agreement provided that on the closing date the shareholders of New Mexico Software would exchange all of their shares for 11,880,000 post-reverse split shares of our company, such that New Mexico Software would become a wholly owned subsidiary and the shareholders of New Mexico Software would own approximately 60.7% of the outstanding stock of our company. The closing of the reorganization agreement was held on August 3, 1999.

     Also in connection with a reorganization agreement with New Mexico Software, we reverse split the outstanding shares at the rate of one-for-1.5, canceled 5,725,435 outstanding shares, and issued 2,360,500 shares in a private offering at $0.75 per share. We received gross proceeds of $1,770,375 from this offering. As a result of the closing of the reorganization agreement, old management resigned in favor of the current directors and officers who were designated by New Mexico Software. The name of the company was changed to NMXS.com, Inc. on August 3, 1999. Giving effect to the reverse split, the cancellation of shares, and the issuance of shares in the reverse acquisition and private offering, we had 19,440,499 shares outstanding immediately after the reverse acquisition.

     Unless otherwise indicated, all references to our outstanding shares give effect to all previous stock splits.

     In conjunction with the closing of the reorganization agreement with New Mexico Software, we declared a distribution of 1,000,000 warrants at the rate of one-for-5.3 to all of the shareholders of record as of the beginning of business on August 3, 1999.

     In January and February 2000, we issued 1,090,000 units in a private offering consisting of one share of common stock and a Series B Warrant to purchase one share of common stock through January 17, 2005, at $1.00 per share. We received gross proceeds of $1,090,000 from the offering.

     In April 2000 we entered into a stock purchase agreement with the sole shareholder of Working Knowledge, Inc., a Kansas corporation incorporated on December 3, 1997. Working Knowledge has been engaged in the web site management business since incorporation. The acquisition price of the stock of Working Knowledge was $150,000. The closing was held in April 2000.

     Through our wholly owned subsidiary   , New Mexico Software, Inc.    , we
provide Internet technology-based digital asset management software that is a business-to-business solution for the efficient organization, storage, rapid
retrieval and transmission of digital assets.      At present we have two
customers which account for approximately 33% of our sales. These are O2EMP which accounts for 21% and Gerald Peters Gallery which accounts for 12%.

History of New Mexico Software

     With the explosive growth of the Internet, e-commerce, and even the availability of low-cost scanners, businesses have begun a mass migration of visual images to digital formats. These graphic images, along with video and audio clips, are collectively called digital assets. Businesses that rely on them have a significant investment in their creation, maintenance and ability to reproduce these assets for other uses. The growing importance of digital assets has produced a large demand for efficient organization tools and rapid distribution methods. New Mexico Software's software products were designed to address this growing market need.

     New Mexico Software was founded in 1994 by Richard Govatski and incorporated in 1996. With the anticipation that digital asset management would emerge as a crucial factor in the growth of the Internet, he and a small team of engineers began the development of a core system that addressed the most important requirements for a comprehensive digital asset management system.

     Although the company has been in existence for five years, it was not until very recently that we began as a start-up company in the marketplace. Our first product, Image Assets, became operationally viable during April of 1998. It was not until June of 1999, however, that a sales effort was undertaken and an internal engineering, sales, and administrative staff was put into place.

What New Mexico Software Products Provide Customers

     New Mexico Software operates as a single unit within NMXS.com Inc.; its
role is product development and support.   Currently, New Mexico Software has
developed a media asset management product called AssetWare. We market AssetWare in two ways; as a hosted application on the Internet, and highly customized according to clients' specifications. A hosted application provides a customer access to the AssetWare product over the Internet. Customers log on to our server and use AssetWare to manage, view and distribute their media assets. The hosted application customers' media files are also stored on our server. Payment for this service is automatic credit card billing to which the customer has agreed in advance. Customers can choose the number of features needed for the particular business and are billed according to the number of features chosen and the amount of disk space the customer's media files will occupy.

     Because of its flexibility our core technology can be adapted to other more industry-specific uses. We are in the process of defining an application for the medical market that we are calling XREX. Currently, this product and marketing efforts are in the formative stages.

     In addition to the products we have developed based on our technology, we have cooperative agreements with other vendors to either incorporate their products with our product, or offer their products as an additional feature. For instance, we are a certified Sprint Data Partner. That means that we can resell Sprint high-speed data transmission lines that will provide our customers with fast data communication capabilities.

Our Technology

     We engineer products around a central core of unique Internet technology that makes it possible to rapidly view, distribute and manage media files such as graphic images, animation sequences and film clips. Characteristically, media files are very large, thus making them more time-consuming to view and distribute using conventional Internet technology. For instance, a media file such as an x-ray might be as large as 70mb. Conventional Internet technology moves the entire media file. Using a standard 56.6-kb modem connection, moving such a file would take more than 20 hours to load to a Netscape or Internet Explorer browser window--if the Internet connection could be maintained that long, and if the browser didn't crash. Using our technology that same 70mb file can be viewed in approximately 37 seconds over a 56.6-kb modem connection. If it is necessary to move the actual media file our technology provides a highly expedited method of doing this as well. However, for most e-commerce and other common Internet uses, it is usually not necessary to move the file, only to view it. In addition, our viewing technology also provides several magnification features. One type of magnification makes it possible to magnify regions of interest in a graphic image by clicking on them with the computer mouse. The viewer can then move the mouse around to magnify different areas of the image. Another type of magnification provides the ability to click on the image to greatly magnify the entire image. By holding down the mouse button and moving the mouse, the viewer can then move the magnified image to fit in the screen. While the ability to magnify images over the Internet is not unique, what is unique about our product is that the viewer does not require any special software to perform these various types of magnification. The magnification capability is generated by our Internet technology on our server--a special high speed computer that handles multiple streams of incoming and outgoing data-- rather than being deployed as an application that must reside on the viewer's desktop computer. This means that e-commerce sites using our technology can offer their viewers the ability to examine products in detail without requiring them to download additional software.

     Besides our unique viewing technology we also provide the ability to manage large numbers of media files in a visual database displaying small, thumbnail representations of the media. This database can searched by natural language queries.

     Our core technology is characterized by these additional features that also contribute to its marketplace advantages:

     - Ability to use high-resolution graphics files--large files with lots of detail as opposed to the low resolution files with indistinct detail used by conventional Internet technology.

     - Ability to use a single image in multiple resolutions.

     - Media stored using our unique technology has more modest storage requirements than media stored in conventional formats.

     - Our technology works on MacIntosh, PC and Sun computers. If a business has a network of these different types of computers it will work with combinations of these computers.

     - Ability to print photographic quality images directly from the Internet. That is, images of the same quality that would normally require a color separation and professional printing process.

     - A compression technology that allows images to move rapidly from one computer to another over the Internet.

     - An invisible branding process used to authenticate ownership of images.

     - The ability to create private, password required viewing salons on the Internet for the purposes of inter-business collaboration.

     - Ability to convert existing images in other file formats such as computer aided design files and medical digital imaging and communications in medicine files to the file format used by our technology.

     - Easy to use because it does not require any new software programs, only a familiarity with Netscape or Internet Explorer.

     In January 2000 we entered into a development agreement with
3Dshopping.com, Inc.,     now known as O2EMP,      to develop optimization
software that would significantly reduce the size of the photographic images used by this company in their web site development. The product, called Accelera, has been installed at its facility in Marina del Rey, California.
We have provided reseller pricing to     O2EMP      for our ZoomBox™
product.      ZoomBox™ will be sold by O2EMP as a function hosted by our company. In addition, negotiations are currently in progress for sale of an AssetWare end user license to O2EMP.

     We currently employ eight programmers and engineers tasked with adding new features to our products and fixing any problems users might encounter. There are risks inherent in software development including unanticipated delays, technical problems that could mean significant deviation from original product specifications, and hardware problems. In addition, once improvements and bug fixes are deployed there is no assurance that they will work as anticipated or that they will be durable in actual use by customers.

     During the years ended December 31, 1999 and 1998, our research and
development costs were $150,000 and $91,000, respectively.  The     six
months ended     June 30    , 2000 and 1999 include research and development
costs of    $190,000     and    $45,000,      respectively.

Working Knowledge

     Working Knowledge, Inc. provides services which are necessary to prepare, enter and maintain the customer's data on our image management system. These include web design, database development, image scanning, asset uploading and database support. In addition, Working Knowledge, Inc. is able to serve the customer by utilizing the stored images to produce compact discs, digital prints and large poster formats. These complementary services allow us to complete our cycle of comprehensive image management.

Marketing

     Our marketing effort, including print, direct mail, web advertising, cross-linking and participation in key industry events, is being primarily directed to advertising-associated industries, including corporate accounts and stock photo houses. Other areas in which the management of large graphic image and media files is a significant problem include medical and x-ray imaging, architectural and engineering firms and various forms of e-commerce.

     Our senior management have appeared as industry experts at significant industry events including Seybold, XPlor International, Photo Marketing Association conferences and others. We had a principal speaking engagement at the first annual Digital Asset Management Conference held in Orlando, FL, in January, 2000. This semi-annual event will become the premier conference event in the emerging asset management market.

Our Intellectual Properties

     We have several proprietary aspects to our software which we believe make our products unique and desirable in the marketplace. Consequently, we regard protection of the proprietary elements of our products to be of paramount importance and we attempt to protect them by relying on trademark, service mark, trade dress, copyright and trade secret laws, and restrictions on disclosure and transferring of title. We have entered into confidentiality and non-disclosure agreements with our employees and contractors in order to limit access to, and disclosure of, our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

     Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

     We have applied for trademark protection on our Zoombox™ product.

     Although trademarked in the U.S., effective trademark, copyright or trade secret protection may not be available in every country in which our products may eventually be distributed. There can also be no assurance that the steps taken by us to protect our rights to use these trademarked names and slogans and any future trademarked names or slogans will be adequate, or that third parties will not infringe or misappropriate our copyrights, trademarks, service marks, and similar proprietary rights.

Government Regulation

     Our company, operations, products, and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. The Federal
Communications Commission sets certain standards and regulations regarding communications and related equipment.

     There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

     Because our services are accessible worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

How We Compete

     The media asset management market is one of the newest in the rapidly growing Information Services industry. Competition at this time is broad with over 100 vendors offering systems that have some comparable features as our
current product.   However, to our knowledge, few have as robust a feature set for the management and distribution of images and none has the advanced viewing technology that we provide. We believe our viewing technology offers a competitive advantage over companies that offer just media asset management products.

     We have an additional advantage as a certified Sprint Data Partner. This allows us to market ourselves as a total solution provider that can provide the wide bandwidth connectivity that many businesses need for high-speed Internet connections..

     Another competitive strategy we are using is offering our product as a hosted application. We believe that our strategy to provide AssetWare as a hosted application and our custom system design capabilities provide us a diversity of competitive market penetration opportunities.

     We believe that establishing and maintaining brand identity of our products and services is critical to attracting new customers and retaining our customer base of large corporations. The importance of brand recognition will continue to increase as new competitors enter the digital asset management marketplace. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service and leading edge products and this cannot be assured. If businesses do not associate our product names or brands with high quality, or if we introduce new products or services that are not favorably received, we will run the risk of compromising our product line and decreasing the attractiveness of our products to potential new customers. In addition, to attract and maintain customers and to promote our products in response to competitive pressures, we may find it necessary to increase our financial commitment substantially to create and maintain product loyalty among our customers. If we are unable to provide high quality services, or otherwise fail to promote and maintain our products, or if we incur excessive expenses in an attempt to improve our services, or promote and maintain our products, our business, results of operations and financial condition could be adversely affected.


Office Facilities and Equipment

     We lease a     6,002      square foot facility in Albuquerque, New
Mexico, at a cost of approximately    $7,752      per month, increasing to
approximately    $8,502      over the term of the lease.  The lease expires
approximately July 31, 2004. The facility provides both administration and engineering offices. It is in close proximity to the location of the servers, and the two locations are networked together by fiber optics. The current space provides adequate room for expansion. It also contains an advanced telephone system which will provide the capability needed to provide adequate customer telephone support.

     We have also leased approximately 1,200 square feet in Santa Monica, California to house the Working Knowledge, Inc. operations. The lease term extends for 36 months beginning June 8, 2000 and provides for monthly rental payments of $3,000, with an annual increase of 3%.

     We also lease a Sun Solaris computer network under a master lease which has an option to purchase the equipment at the end of the individual leases at the then fair market value. Monthly payments are approximately $6,500.

Employees

     As of     October 4    , 2000, we had     25      employees, including 10
in systems engineering; 9 in administration;     2      in sales; and 4 in
scanning     and site development    .  We offer and share in the cost of
health and dental insurance. A stock option plan for employees and others was adopted on August 3, 1999. The competition for qualified personnel in our industry and geographic location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct its business
in the future.    We have never had a work stoppage, and no employees are
represented under collective bargaining agreements. We consider our relations with our employees to be good. From time to time, we also utilize services of independent contractors for specific projects or to support our research and development effort.

Reports to Our Security Holders

     Our fiscal year ends on December 31st. We do not intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. However, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

MANAGEMENT

General

     The following table sets forth our directors and executive officers, their ages, and all offices and positions held with our company. A director holds office until his successor is elected and qualified. Annual meetings to elect directors are scheduled to be held on the 5th day of April in each year if not a legal holiday, and if a legal holiday, then on the next succeeding day that is not a holiday, at 10:00 am. Officers are chosen by the Board of Directors and hold office until their successors are chosen and qualified. Officers may be removed with or without cause by the affirmative vote of a majority of the whole Board of Directors.

     Name                    Age     Position                   Director Since
     Richard Govatski        56      Chairman, President & CEO        1999
     Marvin Maslow           63      Director                         1999
     Scott L. Bach           38      Director                         1999
     Marc Orchant            43      Vice President Marketing
     Susan Blumenthal        50      Vice President Communications
     Teresa B. Dickey        55      Secretary & Treasurer

     Set forth below is certain biographical information regarding the Company's executive officers and directors:

     RICHARD GOVATSKI has been the chairman, CEO, and president of New Mexico Software, Inc., since 1996.

     MARVIN MASLOW has been the president and chairman of Manhattan Scientifics Inc., a shareholder of the Company, a high technology and commercialization company, since January 1998. Manhattan Scientifics, Inc., a development stage company, is a technology incubator that seeks to acquire, develop and bring to market life-enhancing technologies in various fields of endeavor, with emphasis in the area of consumer and commercial electronics.
He has also served as chief executive officer and chairman of the board of Tamarack Storage Devices, Inc., a wholly owned subsidiary of Manhattan Scientifics, Inc. since November, 1996. From June 1990 until September 1996, he was the chief executive officer of Projectavision, Inc., a company he co-founded to develop and market video projection technology.

     SCOTT BACH has been a practicing attorney since 1987. He has been the owner of Bach & Associates, a law firm located in New York since September
1995.  He is     an officer and      director of Manhattan Scientifics Inc.,
    which is     a shareholder of the Company, and Tamarack Storage Devices,
Inc., a wholly owned subsidiary of Manhattan Scientifics.

     MARC ORCHANT has been employed as the vice-president of marketing for New Mexico Software since August 1999. From March 1998 until August 1999 he was employed by AGFA Corporation as a market development manager in the company's digital printing systems group. AGFA Corporation is a worldwide supplier of graphics, photographic and medical imaging technologies and consumables. The company's worldwide headquarters are in Belgium with US headquarters in Ridgefield Park, NJ. From February 1989 until March 1998 he was employed by Aibus Corporation, doing business as Subia, as director of training and as operations manager. Aibus Corporation is an Albuquerque, NM-based digital graphics company. It offers design, production and digital output services to the advertising and marketing industries, corporate clients and individual graphic designers. Output services include film separations for offset printing, large format color posters, digital color printing, and digital photography.

     SUSAN BLUMENTHAL has been employed by us since August 1999. From 1992 until 1999 she was employed as a consultant to StarTree, Inc., a public relations firm, which contracted work for us.

     TERESA B. DICKEY has been the secretary/treasurer of our company since August 1999. From 1988 until 1999 she was employed by Sandia National Laboratory as art director. Sandia National Laboratory is a U.S. Department of Energy national security laboratory.

     The Board of Directors has no nominating or compensation committee. The Board of Directors functions as the audit committee. There are no arrangements or understandings between any of the officers or directors and any other person(s) pursuant to which such officer or director was selected as an officer or director. There are no family relationships between any of the officers or directors of the Company.
 .
Compensation of Executive Officers

     The following table sets forth the aggregate executive compensation awarded to, earned by, or paid to the named executive officer by any person for all services rendered in all capacities to our company and its subsidiaries for the fiscal years ended December 31, 1999, 1998, and 1997:


Name and      Annual Compensation    Long-Term Compensation     All
Principal                              Awards      Payouts      Other
Positions Year Salary Bonus Other    Restricted Options/        Compensation
                            Annual   Stock      SARS    LTIP
                            Compens- Award(s)           Payouts
                            ation

Richard
Govatski,
CEO       1999  --     --     --        --      500,000   --       --
          1998  --     --     --        --         --     --       --
          1997  --     --     --        --         --     --       --
Richard
Southwick,
CEO(1)    1999  --     --     --        --         --     --       --
          1998  --     --     --        --         --     --       --
          1997  --     --     --        --         --     --       --

     (1) Mr. Southwick served as CEO from 1985 until August 1999.

     We have a three-year employment contract with Mr. Govatski to act as our president and chief executive officer on a full-time basis. The agreement commenced on January 1, 2000. The annual base salary is $120,000, which amount is subject to review by the Board of Directors each year commencing as of January 1, 2000. He is entitled to a bonus from time-to-time as may be determined solely by the Board of Directors. As part of his benefits he received options to purchase 500,000 shares of our common stock as discussed
below.   We have also agreed to provide him with a long-term disability insurance policy and with group health, hospitalization, major medical insurance, and other similar benefits as we may adopt in the future. The only benefits provided at this time are medical and dental insurance. We have also agreed to maintain a $1,000,000 life insurance policy which permits him to designate the beneficiary. We are in the process of securing these life insurance benefits, but no life insurance benefits were in place as of
October 3    , 2000.  We also purchased an automobile for approximately
$36,000 and provide him use of the automobile at no cost. The employment contract also contains standard confidentiality provisions and a one-year non-competition provision. The agreement is terminable for cause by a vote of two-thirds of the directors. It can also be terminated upon three-month's notice if he becomes incapacitated for a period of six months or immediately upon his death.

     We have entered into an arrangement with Marvin Maslow to pay him an annual salary of $60,000 to work part-time as a consultant for us. We have also leased a car for him. This arrangement can be terminated by the Board of Directors at any time.

Option Grants in the Last Fiscal Year

     The following table sets forth certain information concerning individual grants of stock options made during the last completed fiscal year ended December 31, 1999, to each of the named executive officers:
                                         Percent of
                         Number of       Total Options
                         Securities      Granted to
                         Underlying      Employees in   Exercise   Expiration
     Name                Options         Fiscal Year    Price      Date
     Richard Govatski     380,000         64.41%         $0.750     9/30/04
                          120,000         20.34%         $0.825     9/30/04
     Total                500,000         84.75%

     The options granted to Mr. Govatski will vest and become exercisable at the rate of 20% per year commencing August 4, 2000.

     No options were exercised by Mr. Govatski during the last completed fiscal year ended December 31, 1999.

Compensation of Directors

     Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity. There is no current compensation for the directors' services.

Stock Option Plan

     As of the closing of the reverse acquisition with New Mexico Software, we adopted a stock option plan, pursuant to which we are authorized to grant options to purchase up to 3,000,000 shares of our common stock to our key employees, officers, directors, consultants, and other agents and advisors. Awards under the plan consist of both incentive and non-qualified options.

     The plan is administered by the Board of Directors which will determine the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

     Persons who are eligible to participate in the plan include the following:

     - Employees, as to both incentive and non-qualified options;
     - Non-employee members of the Board, as to non-qualified options; and
     - Consultants and other independent advisors, as to non-qualified options.

     In connection with qualified stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant, or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock. The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by such employee, or 10% shareholder, during any calendar year may not exceed $100,000. Non-qualified stock options granted under the plan may be granted at a price determined by the Board of Directors, not to be less than the fair market value of the common stock on the date of grant.

     No option may be granted to be exercised more than 10 years after the grant date. The terms of options outstanding at the time of a persons cessation of service, death, permanent disability, or misconduct are reduced to the following periods, but not to exceed the original term:

     - Three months after cessation of services, except by reason of death, permanent disability, or misconduct;
     - Twelve months after the optionee's death or permanent disability;
        and
     - Immediately upon termination for misconduct.

     The plan also contains provisions affecting outstanding options in the case of certain corporate transactions or in the event of a change of control. If we should enter into a merger or consolidation, or in the event of a tender or exchange offer, in which securities representing more than 50% of the voting control are transferred to an outside party, or if we should sell, transfer, or dispose of all, or substantially all of our assets, we could accelerate the vesting and termination dates of these options. We could also elect to terminate outstanding purchase rights associated with the options. In the alternative, the options could be assumed and adjusted for the particular corporate transaction.

Indemnification of Directors, Officers, and Others

     Section 145 of the General Corporation Law of the State of Delaware expressly authorizes a Delaware corporation to indemnify its officers, directors, employees, and agents against claims or liabilities arising out of such persons' conduct as officers, directors, employees, or agents for the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.
Neither the articles of incorporation nor the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. The Company has not adopted a policy about indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The eighth article of our Certificate of Incorporation includes provisions to eliminate, to the fullest extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors.

CERTAIN TRANSACTIONS

     Richard Govatski, our president, director, and principal shareholder, may be deemed a promoter in relation to the organization of our business. In connection with the acquisition of New Mexico Software, Mr. Govatski exchanged all 1,000 of his shares of New Mexico Software for 5,597,000 shares in the public company.

MARKET INFORMATION

     The Common Stock of the Company did not commence trading either on the OTC Electronic Bulletin Board or in the Pink Sheets until approximately August 1999. We were delisted from the Bulleting Board on October 21, 1999. Our stock is currently quoted on the Pink Sheets under the symbol "NMXS." The table below sets forth for the periods indicated the high and low bid quotations as reported on the Internet. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

                         Quarter    High     Low
     FISCAL YEAR ENDED
     DECEMBER 31, 1999    Third     $3.375   $2.187
                          Fourth    $2.25    $1.00

     FISCAL YEAR ENDING
     DECEMBER 31, 2000    First     $4.50    $1.55
                          Second    $2.437   $0.75
                          Third     $1.312   $0.65

     Initially our shares will be subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities designated as "penny stocks" to persons other than established customers and institutional accredited investors. The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Initially our stock will be a penny stock. We cannot assure you that our shares will ever qualify for exemption from these restrictions. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell their shares in the secondary market.

Outstanding Options, Warrants, and Convertible Instruments

     At October 3 , 2000, we had outstanding 1,668,255 options which we had granted pursuant to our stock option plan. In addition to the 1,000,000 Series A Warrants set forth in this prospectus, we also have outstanding 1,090,000 warrants designated as Series B Warrants to purchase 1,090,000 shares of stock at $1.00 per share, exercisable commencing August 1, 2000, until January 17, 2005. We have also granted registration rights to our securities counsel to register up 20,000 of the outstanding restricted shares.

Record Holders of Stock; Transfer Agent

     At     October 3    , 2000, we had approximately     386
shareholders of record as reported by our transfer agent. Our transfer agent for our common stock and our Series A Warrants is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning the stock
ownership as of      October 3    , 2000, of each person who is known by us to
be the beneficial owner of more than five percent of our stock; by each of our executive officers and directors; and by our executive officers and directors as a group. Such information was furnished to us by these persons or was obtained from information provided by the transfer agent.

Name and Address           Amount and Nature of
of Beneficial Owner        Beneficial Ownership          Percent of Class
                                                 Before Exercise  After Exercise

Richard Govatski                5,586,000(1)        26.81%          25.58%
5041 Indian School Rd NE
Albuquerque, NM  87110

Manhattan Scientifics, Inc.     5,411,300(2)        26.1%           24.9%
Olympic Tower
641 5th Ave.
Suite 36 F
New York, NY 10022

Marvin Maslow                   5,411,300(2)        26.1%           24.9%
Olympic Tower
641 5th Ave.
Suite 36 F
New York, NY 10022

Michael Lauer                   5,411,300(2)        26.1%           24.9%
475 Steamboat Road
Greenwich, CT 06830

Scott L. Bach                      40,000               *               *
1 Rockefeller Plaza
New York NY 10020

Marc Orchant                       30,000               *               *
5041 Indian School Rd NE
Albuquerque, NM  87110

Susan Blumenthal                  170,000(    3    )    *               *
5041 Indian School Rd NE
Albuquerque, NM  87110

Teresa B. Dickey                   50,000               *               *
5041 Indian School Rd NE
Albuquerque, NM  87110

Executive officers and
directors as a group
(6 persons)                    11,287,300          54.18%           51.7%

     *Represents less than 1%.

        (1) This number of shares includes options to purchase 100,000 shares, which option has vested and is currently exercisable.
     (    2    ) These shares are held directly in the name of Manhattan
Scientifics, Inc. Mr. Maslow, one of our directors, is an officer and director of Manhattan Scientifics, Inc., and is deemed to share beneficial interest in these shares. Mr. Lauer is a principal beneficial owner of the stock of Manhattan Scientifics and is deemed to share beneficial ownership of these shares.
     (    3    ) Of these shares, 70,000 are held in a brokerage account.

SELLING SHAREHOLDER

     Up to 20,000 shares issued previously by us may be offered for resale by Ronald N. Vance, P.C. We will not receive any of the proceeds from the sale of these securities. Mr. Vance is acting as counsel for us in this offering and the shares previously issued to him are for services rendered in connection with this offering. Mr. Vance beneficially owns no other shares and will not beneficially own any of our securities if these shares are sold.

     The sale of the shares by the selling security holder may be effected from time to time in transactions in the over-the-counter market or in negotiated transactions or otherwise. These transactions may include block transactions by or for the account of the selling security holders. Sales may be made at fixed prices which may be changed, at market prices, if any, prevailing at the time of sale, or at negotiated prices.

     The selling security holder may effect these transactions by selling his shares directly to purchasers, through broker-dealers acting as agents for him or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, if any, in negotiated transactions or otherwise. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers for whom the broker dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the selling security holder's shares may not simultaneously engage in market making activities with respect to any of our securities for a period of at least two, and possibly nine, business days prior to the start of any distribution.

     The selling security holder and broker-dealers, if any, acting in connection with these sales might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

DESCRIPTION OF SECURITIES

Common Stock

     We are presently authorized to issue 50,000,000 shares of $.001 par value
common stock.  At      October 3    , 2000, we had 20,733,836 shares of common
stock outstanding. The holders of our common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options described above. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-f or-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

     We are authorized to issue up to 500,000 shares of $.001 par value preferred stock. Under our Certificate of Incorporation, the Board of Directors will have the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Series A Warrants

     We declared a warrant distribution of common stock purchase warrants to all stockholders of record as of the beginning of business on August 3, 1999, a date immediately preceding closing the acquisition with New Mexico
Software. The warrants will be distributed on the effective date of this prospectus. We will distribute a total of 1,000,000 warrants pro rata to these shareholders who owned shares on August 3, 1999. The warrants will be distributed on the basis of one warrant for each 5.3 shares owned on this date and will be exercisable for one share of common stock. The warrants will be exercisable for a period of three years from the date of this prospectus, subject to redemption by us. The distribution of the warrants and the purchase of the shares of common stock underlying the warrants must be registered with the Securities and Exchange Commission prior to the warrants becoming exercisable. Therefore, we have filed the registration statement of which this prospectus is a part. The warrants are exercisable at $1.25 per share subject to our right to lower the price at any time.

     Only stockholders of record as of August 3, 1999, are entitled to the distribution of the warrants, which distribution is being made to said stockholders without monetary consideration. The warrants are nontransferable.

     The warrants are redeemable by us at any time regardless of whether a registration statement has been filed or declared effective and regardless of whether the registration statement is then current, upon thirty days written notice, at a price of $.01 per warrant. Any warrant holder who does not exercise his warrants prior to the redemption date, as set forth on our notice of redemption, will forfeit his right to purchase the shares underlying the warrants. After the redemption date, any outstanding warrants referred to in the notice of redemption will become void and will be canceled. If we do not redeem the warrants, they will expire at the conclusion of the exercise period, unless we extend the period.

     We may extend the exercise period of the warrants at any time provided we give written notice of the extension to the warrant holders prior to their expiration date. We do not presently contemplate any extensions of the exercise period.

     The warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of a liquidation, dissolution or winding-up of our company, warrant holders will not be entitled to participate in our assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends may be declared on the warrants.

     The warrants may be exercised by surrendering the warrant certificate evidencing the warrants to be exercised and paying to us the exercise price per share in cash or check. Stock certificates will be issued as soon thereafter as practicable.

     The warrants are not exercisable unless the warrants and the shares of stock underlying the warrants are registered. We have filed with the Securities and Exchange Commission a registration statement with respect to the issuance of the stock underlying the warrants. This prospectus is part of this registration statement and the date of this prospectus is the effective date of the registration statement. The effective date of the registration statement is the commencement date for determining the exercise period of the warrants. We will also seek to register or qualify the common stock issuable upon the exercise of the warrants under the securities laws of all states in which holders of the warrants may reside.

     The warrants will not be exercisable by, and may not be distributed to, stockholders residing in states where the distribution or exercise is prohibited without registration in these states and where we are unable to meet the registration requirements of the state.

Series B Warrants

     In February 2000 we issued a total of 1,090,000 Series B Warrants which entitle the holders to acquire one share of our common stock for $1.00 per warrant. These five-year warrants are exercisable commencing August 1, 2000. The warrants are subject to redemption by us at $.01 per warrant, at any time, upon thirty days notice if the closing bid price of our common stock equals or exceeds 300% of the exercise price for ten consecutive trading days at any time prior to notice of redemption. Any warrant holder who does not exercise his warrants prior to the redemption date, as set forth on our notice of redemption, will forfeit his right to purchase the shares underlying the warrants. After the redemption date, any outstanding warrants referred to in the notice of redemption will become void and will be canceled. If we do not redeem the warrants, they will expire at the conclusion of the exercise period.

     The warrants are not exercisable unless the warrants and the shares of stock underlying the warrants are registered, or a valid exemption from the registration requirements exists. We have not agreed to register the warrants or the underlying shares.

     The warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of a liquidation, dissolution or winding-up of our company, warrant holders will not be entitled to participate in our assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends may be declared on the warrants.

DIVIDEND POLICY

     We have not declared or paid any cash dividends as yet on the common stock and the Board of Directors has not yet decided on a dividend policy. Whether dividends will be paid will be determined by the Board of Directors and will necessarily depend on our earnings, financial condition, capital requirements and other factors. The Board of Directors has no current plans to declare any dividends in the foreseeable future.

PLAN OF DISTRIBUTION

     This prospectus relates to the distribution of 1,000,000 redeemable warrants and 1,000,000 shares of our common stock underlying these warrants. As soon as practicable after the date of this prospectus, the warrants will be distributed to the record holders of our common stock as of the beginning of business on August 3, 1999. The warrants were not distributed and did not constitute an offer by us to sell the shares of common stock prior to the date of this prospectus.

     The distribution of the warrants will be managed without an underwriter, and the shares of stock to be issued upon exercise of the warrants will be issued by our officers without any discount, sales commissions or other compensation being paid to anyone in connection with the distribution. In connection therewith, we will pay the costs of preparing, mailing and distributing this prospectus to the holders of our common stock. Brokers, nominees, fiduciaries and other custodians will be requested to forward copies of this prospectus to the beneficial owners of securities held of record by them on August 3, 1999, and such custodians will be reimbursed for their expenses.

     There is no assurance that any of the warrants will be exercised and that any of the shares of common stock will be sold. All funds received upon the exercise of any warrants will be immediately available to us for our use.

     Our transfer agent will act as the warrant agent for the Series A Warrants. Warrants may be exercised in whole or in part by presentation of the warrant certificate, with the purchase form on the reverse side thereof filled out and signed at the bottom thereof, together with payment of the exercise price and any applicable taxes at the principal office of Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the exercise price shall be made in lawful money of the United States of America by wire transfer or check payable to the order of "Interwest Transfer Co.--NMXS.com, Inc. Escrow Account." All holders of warrants will be given an independent right to exercise their purchase rights. If, as, and when properly completed and duly executed notices of exercise are received by the warrant agent, together with the warrant certificates being surrendered and full payment of the exercise price in cleared funds, the checks or other funds will be delivered to us, and the warrant agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Salt Lake City, Utah, at the close of business on the tenth business day after the receipt of all required documents and funds.

SHARES ELIGIBLE FOR FUTURE SALE

     At      October 3    , 2000, we had 20,733,836 outstanding shares.  In
addition, if all of the 1,000,000 warrants being issued were exercised, the shares issued upon exercise will, subject to any applicable state law restrictions on secondary trading, be freely tradeable without restriction under the Securities Act, except that any shares purchased by our affiliates will be subject to the resale limitations of Rule 144.
     Of the shares outstanding at      October 3    , 2000, approximately
17,861,847     shares are "restricted" within the meaning of Rule 144 under the Securities Act, and only 20,000 are being registered for resale. In the reverse acquisition transaction between us and New Mexico Software which closed on August 3, 1999, we issued 11,880,000 restricted shares to the
shareholders of New Mexico Software.  These shares     were     available for
resale beginning approximately August 3, 2000.

     In general, under Rule 144, as currently in effect, any person who has beneficially owned restricted shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of our then outstanding shares, or the average weekly trading volume of our stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and whose restricted shares have been fully-paid for two years since the later of the date they were acquired from us, or the date they were acquired from one of our affiliates, may sell these restricted shares under Rule 144(k) without regard to the limitations and requirements described above. Restricted shares may not be resold under Rule 144 until ninety days from the date of this prospectus, regardless of when the one year holding period expires.

LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for us by Ronald N. Vance, Attorney at Law, Salt Lake City, Utah. Mr. Vance is the selling shareholder set forth in this prospectus. Mr. Vance owns 20,000 shares of our common stock which is being registered for resale as described above.

EXPERTS

     Our financial statements for the years ended December 31, 1999 and 1998, included in this prospectus have been audited by Richard A. Eisner & Company, LLP ("Eisner"), Independent Certified Public Accountants as indicated in their report. The financial statements audited by Eisner have been included in
reliance upon    their report given upon their     authority as experts in
accounting and auditing.

FINANCIAL STATEMENTS

     We have attached to this prospectus copies of our audited financial statements as of December 31, 1999 and 1998. Also attached to this prospectus are copies of the unaudited financial statements as of June 30, 2000.

NMXS. com, INC.
(a development stage enterprise)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2000

(unaudited)

NMXS.com, Inc.
(a development stage enterprise)


Condensed Consolidated Balance Sheet
                                                        June 30, 2000
                                                          (unaudited)

ASSETS
Current assets:
Cash and cash equivalents                              $     833,000
Restricted cash                                               37,000
Accounts receivable                                          108,000
Inventory                                                      7,000
Prepaid expenses and other assets                             24,000
Officer advances                                              46,000
                                                           ---------
Total current assets                                       1,055,000

Furniture and equipment - net                                328,000
Security deposits                                             10,000
Goodwill                                                     149,000
                                                           ---------
                                                     $     1,542,000
                                                           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                   $     78,000
Loan payable                                                  37,000
                                                           ---------
Total current liabilities                                    115,000
                                                           ---------
Commitments

STOCKHOLDERS' EQUITY
Capital stock $.001 par value:
Preferred stock, authorized 500,000 shares;
issued and outstanding -                                       None
Common stock, authorized 50,000,000 shares;
20,733,836 shares issued and outstanding                      21,000
Additional paid-in capital                                 4,555,000
Deficit accumulated during the development stage          (3,149,000)
                                                           ---------
Total stockholders' equity                                 1,427,000
                                                           ---------
                                                     $     1,542,000
                                                           =========



The accompanying notes are an integral part of these financial statements

NMXS.com, Inc.
(a development stage enterprise)


Condensed Consolidated Statements of Operations
(unaudited)

                                                             Period From
                                                              Inception
                                                           (April 2, 1996)
                                   Six Months Ended            Through
                                 June 30,     June 30,
                                   2000         1999             2000
Revenues:
   Programming and asset
    management services      $  158,000    $    111,000     $     697,000
   Hardware sale                 10,000               -            10,000
                                -------         -------           -------
     Total revenues             168,000         111,000           707,000
                                -------         -------           -------

Operating costs and expenses:
Cost of services                110,000          63,000           415,000
Cost of hardware sold             7,000                             7,000
General and administrative    1,169,000         652,000         2,974,000
Research and development        190,000          45,000           522,000
                                -------         -------           -------
Total operating costs
and expenses                  1,476,000         760,000         3,918,000
                                -------         -------           -------
Other income (expense):
Interest income                  38,000                            64,000
Interest expense                 (1,000)                           (2,000)
                                -------         -------           -------
                                 37,000                            62,000
                                -------         -------           -------
Net loss/comprehensive
 loss                    $   (1,271,000)   $   (649,000)    $  (3,149,000)
                                =======         =======           =======
Basic and diluted loss
 per share:

Weighted average number of
common shares outstanding    20,464,000      11,880,000
                                =======         =======
Basic and diluted loss per
Share                     $        (.06)   $       (.05)
                                =======         =======


The accompanying notes are an integral part of these financial statements

NMXS.com, Inc.
(a development stage enterprise)

Condensed Consolidated Statements of Stockholders' Equity (Capital
Deficiency)
(Notes A and F)
(unaudited)

                                                                   Deficit
                                                                 Accumulated
                                  Common Stock     Additional     During the
                                 $.001 Par Value     Paid-in     Development
                                Shares     Amount    Capital   Stage     Total

Initial issuance of shares to
 founder for $1,000            118,800   $   1,000                     $  1,000
                               -------     -------                      -------
Balance, December 31, 1996     118,800       1,000                        1,000

Fair value of services
 provided by founder                                  75,000             75,000
Net loss/comprehensive loss                                  $(77,000)  (77,000)
                               -------     -------            -------   -------
Balance, December 31, 1997     118,800                76,000  (77,000)   (1,000)

Fair value of services
 provided by founder                                  90,000             90,000
Net loss/comprehensive loss                                  (114,000) (114,000)
                               -------     -------            -------   -------
Balance, December 31, 1998     118,800   $     0     166,000 (191,000)  (25,000)

Issuance of shares - June    5,416,300     5,000      95,000            100,000
Special distribution of
 shares to founder - June    5,618,900     6,000      (6,000)
Issuance of shares at $.75
 per share for
 consulting services - July    726,000     1,000     544,000            545,000
Shares deemed issued in
 connection with reverse
 acquisition - August        5,333,336     5,000      (5,000)
Issuance of shares at $.75
 per share, net of issuance
 costs - August              2,360,500     2,000   1,715,000          1,717,000
Issuance of stock options
 at fair value for
 consulting services -
 August                                              267,000            267,000
Estimated value of services
 provided by Founder                                 120,000            120,000
Shares issued for legal
 services provided
 To the Company - December      20,000                40,000             40,000
Shares issuable at $2.94
 per share for Consulting
 services                                            147,000            147,000
Net loss/comprehensive
loss                                                      (1,687,000)(1,687,000)
                               -------     -------   -------  -------   -------
Balance, December 31,
 1999                  19,593,836  $ 19,000  $3,083,000 $(1,878,000) $1,224,000

Issuance of shares at
 $2.94 per share for
 consulting services -
 January                        50,000
Issuance of shares    at
 $1.00 per share     -
 February                    1,090,000     2,000   1,088,000          1,090,000
   Amortization of vested
 options     for consulting
 services - March                                    160,000            160,000
   Amortization of vested
 options     for consulting
 services - June                                     160,000            160,000
Issuance of stock options
 at fair value For sales
 services - April                                     50,000             50,000
Issuance of stock options
 at fair value for legal
 services - April                                     14,000             14,000
Net loss/comprehensive
 loss                                                     (1,271,000)(1,271,000)
                           ---------     ---------  -------  -------  ---------
Balance, June 30,
 2000                     20,733,836 $21,000 $4,555,000 $(3,149,000) $1,427,000
                           =========  ======  =========  ===========  =========

The accompanying notes are an integral part of these financial statements.

NMXS.com, Inc.
(a development stage enterprise)


Condensed Consolidated Statements of Cash Flows
(unaudited)

                                                                 Period From
                                                                   Inception
                                                                (April 2, 1996)
                                                 Six Months         Through
                                                Ended June 30,      June 30,
                                               2000     1999          2000
Cash flows from operating activities:
Net loss                                  $(1,271,000) $ (649,000) $ (3,149,000)
Adjustments to reconcile net loss to
net cash used in
operating activities:
Common stock issued for services                          573,000       732,000
Stock options issued for services             384,000                   651,000
Fair value of services provided by founder                 60,000       285,000
Depreciation and amortization                  21,000       3,000        46,000
Changes in:
Notes receivable                               20,000
Accounts receivable                           (31,000)     (7,000)     (108,000)
Inventory                                                                (7,000)
Prepaid expenses and other assets             (20,000)                  (24,000)
Officer advances                               (1,000)    (17,000)      (46,000)
Accounts payable and accrued expenses          40,000      (6,000)       78,000
Deferred revenue                              (10,000)    (37,000)
                                             --------     -------     ---------
Net cash used in operating activities        (868,000)    (80,000)   (1,542,000)
                                             --------     -------     ---------
Cash flows from investing activities:
Acquisition of fixed assets                  (212,000)     (6,000)     (373,000)
Acquisition of subsidiary                    (150,000)                 (150,000)
Security deposits                              (4,000)                  (10,000)
                                             --------     -------     ---------
Net cash used in investing activities        (366,000)     (6,000)     (533,000)
                                             --------     -------     ---------
Cash flows from financing activities:

Net proceeds from note payable                             70,000        37,000
Net proceeds from issuance of common stock  1,090,000                 2,908,000
Restricted cash                                                         (37,000)
                                             --------     -------     ---------
 Net cash provided by
   financing activities                     1,090,000      70,000     2,908,000
                                             --------     -------     ---------
Net increase (decrease) in cash and cash
 equivalents                                 (144,000)    (16,000)      833,000
Cash and cash equivalents, beginning of
 period                                       977,000      32,000
                                             --------     -------     ---------
Cash and cash equivalents, end of period  $   833,000   $  16,000  $    833,000
                                             ========     =======     =========

The accompanying notes are an integral part of these financial statements

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE A - ORGANIZATION AND OPERATIONS

NMXS.com, Inc. (formerly Conserve, Inc.) ("Conserve") and its wholly-owned subsidiary New Mexico Software, Inc. (collectively "the Company"), a development stage enterprise, operates in a single business segment that develops and markets proprietary internet technology-based software for the management of digital high-resolution graphic images, video clips and audio recordings. The Company believes that its software has major applications for the media, advertising, publishing, medical, entertainment, e-commerce and university markets.

In August 1999, NMXS.com, Inc., then a non-operating public corporation with nominal net assets (a development stage enterprise) acquired all of the outstanding common stock of New Mexico Software, Inc. (a development stage enterprise) ("NMS") in a transaction that gave the stockholders of NMS actual control of the combined company. For accounting purposes, the acquisition has been treated as a capital stock transaction rather than a business combination. This transaction has been recorded as a recapitalization of NMS with NMS as the acquiror ("Reverse Acquisition") and no goodwill or other intangible was recognized. The historical financial statements prior to the date of the reverse acquisition are those of NMS with the accounting acquiror's capital deficiency prior to the acquisition having been retroactively restated (i.e. recapitalized) for the equivalent number of shares received in the transaction and the difference between the par value of Conserve's and NMS's stock recorded as an offset to additional paid-in capital. The historical deficit accumulated during the development stage of NMS is being carried forward after the reverse acquisition. Loss per share has similarly been restated for all periods prior to the reverse acquisition to represent the number of equivalent shares received by NMS's stockholders.

NMS, a New Mexico corporation, was formed in April 1996. NMS was formed to develop and market proprietary internet technology-based software as currently conducted by the Company.

On August 3, 1999, Conserve issued to the stockholders of NMS 11,880,000 shares of Conserve's common stock in exchange for all of the shares of NMS with NMS becoming a wholly-owned subsidiary of Conserve. In connection with this transaction, Conserve changed its name to NMXS.com.

During April, 2000, the Company purchased 100% of the outstanding capital stock of Working Knowledge, Inc., a Kansas corporation with its office in California, for a total price of $150,000. This business combination has been accounted for using the purchase method. Tangible assets purchased were of nominal value. Working Knowledge, Inc. provides services which are necessary to prepare, enter and maintain the customer's data on the Company's image management system. Prior to this purchase, the Company serviced certain customers jointly with Working Knowledge, Inc. and shared the revenue
resulting from this service equally.  Goodwill of    $150,000     resulting
from this purchase is included in the accompanying Condensed Consolidated Balance Sheet as of June 30, 2000 and is being amortized on a straight line
basis over    5     years.

The Company has commenced principal business operations. However, the Company has not achieved a level of sales that it deems significant relative to its business plan. Since its inception, NMS, and more recently, the Company, has been engaged in developing sales channels for its existing products as well as coordinating research and development efforts in the continuing development of its products and raising funds. The Company conducts its operations primarily in the United States.

There is no assurance that the Company's research and development and marketing efforts will be successful, or that the Company will achieve significant sales of any such products. The Company has incurred net losses since its inception. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and its consultants. If the Company is unable to successfully bring its technologies to commercialization, it is unlikely that the Company could continue its business. The existing cash balance, together with revenues billed and collected and controllable costs during the next twelve months, is estimated to enable the company to meet the working capital requirements of the Company through July 1, 2001.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]     Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

[2]     Revenue recognition:

License revenue is recognized ratably over the term of the license. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. The Company also derives revenue from the sale of third party hardware and software. Consulting revenue is recognized when the services are rendered.

The cost of maintenance revenue consists of staff payroll, outside services, equipment rental, communication costs and supplies and is expensed as incurred.
[3]     Cash and cash equivalents:

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents totaled approximately $833,000 as of June 30, 2000. The Company maintains its cash and cash equivalents at one financial institution.

[4]     Inventory:

Inventory consists of software for resale. Inventory is stated at the lower of cost (first-in, first-out method) or market.

[5]     Furniture and equipment:

Furniture and equipment are recorded at cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is charged against results of operations using the straight-line method over the estimated economic useful life.

[6]     Income taxes:

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amount ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

Prior to the acquisition of NMS by NMXS.com, Inc., NMS was an S corporation as defined in the Internal Revenue Code. Upon the consummation of this transaction, NMS Subchapter S status was terminated. The accumulated losses through the date of acquisition which amounted to $32,000 was reported on the individual income tax return of the former stockholder of NMS and therefore is not available to the Company.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


[7]     Per share data:

The basic and diluted per share data has been computed on the basis of the net loss available to common stockholders for the period divided by the historic weighted average number of shares of common stock adjusted for the retroactive treatment of common shares issued to the founder (historical number of shares represents the shares issued by Conserve to NMS' stockholders in connection with the reverse merger) immediately prior to the reverse acquisition. All potentially dilutive securities (see Note F) have been excluded from the computations since they would be antidilutive.

[8]     Research and development expenses:

Costs of research and development activities are expensed as incurred.

[9]     Advertising expenses:

The Company expenses advertising costs which consist primarily of direct mailings, promotional items and print media, as incurred. Advertising expenses amounted to $79,000 for the six months ended June 30, 2000 and $134,000 for the cumulative period April 2, 1996 (inception) through June 30, 2000.

[10]     Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

[11]     Interim financial statements:

               Financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 and the period from April 2, 1996 (inception) are unaudited but, in the opinion of management, the financial statements include all adjustments reflecting normal recurring accruals necessary for a fair presentation of the comparative financial position and results of operations. Results of operations for interim periods are not necessarily indicative of those to be achieved or expected for the entire year.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[12]          Stock-based compensation:

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") allows companies to either expense the estimated fair value of stock options and warrants, or to continue following the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income had the fair value of the options and warrants been expensed. The Company has elected to apply APB 25 in accounting for its stock based incentive plans. Equity instruments issued to non-employees are measured based on their fair values.


[13]          Software development:

The Company accounts for computer software development costs in accordance with Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. As such, all costs incurred prior to the product achieving technological feasibility are expensed as research and development costs. Technological feasibility is generally achieved upon satisfactory beta test results. Upon achieving technological feasibility, programming costs are capitalized and amortized over the economic useful live which is estimated to be two years.

[14]          Rental expense:

The Company has recognized the total minimum rental payments due under the lease on a straight-line basis over the lease term.


[15]          Goodwill:

Goodwill resulting from the acquisition of Working Knowledge Inc. accounted for as a purchase, is being amortized on a straight-line basis over 5 years. The carrying value of goodwill is analyzed quarterly by the company based upon the expected cash flows of Working Knowlege Inc. Amortization of approximately $1,000 has been included in the results of operations for the six months ended June 30, 2000.


NOTE C - RESTRICTED CASH

The Company acquired a certificate of deposit in the amount of $37,000 to collateralize a company note payable for the same amount. Interest is compounded on a quarterly basis at an annual percentage yield of 5.3%. The certificate of deposit has been renewed as of August 31, 2000 at an annual percentage yield of 6.0%. (See Note E).


NOTE D - FURNITURE AND EQUIPMENT

Furniture and equipment as of June 30, 2000 consists of the following:


Computers                                   $     210,000
Furniture, fixtures and equipment                 110,000
Leasehold improvements                             53,000
                                                  373,000
Accumulated depreciation                          (45,000)

                                            $     328,000

NOTE E - PROMISSORY NOTE

The Company has a $37,000 promissory note expiring on August 31, 2000. The principal balance and all accrued, unpaid interest is due on this date. Interest is payable on a quarterly basis at a rate of 7.2% per annum. The note has been renewed for one year at a rate of 8.0% per annum.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE F - CAPITAL TRANSACTIONS

Common stock:

The following common stock transactions include the effects of restating of stockholders' equity for the shares received in the recapitalization as a result of the reverse acquisition. The exchange rate of such shares was 118.8 Conserve common shares for each NMS common share. Accordingly, there were 11,880,000 common shares outstanding immediately prior to consummating the reverse acquisition.

Effective April 2, 1996, the Company issued 118,800 shares of common stock to the founder for a capital contribution.

During 1999, the Company effected the following stock transactions:

In June 1999, in contemplation of the anticipated reverse acquisition, the Company adjusted its capitalization in order to facilitate the exchange of shares required as part of the acquisition transaction. Prior to this adjustment, the founding shareholder owned 100% (1,000 pre-exchange common shares) (118,800 shares giving effect to the exchange) of NMS. In connection with this adjustment, the Company distributed 47,297 pre-exchange common shares (5,618,900 shares giving effect to the exchange) to the founding stockholder. As a result of this distribution, the founding shareholder's overall ownership percentage did not change. This event resulted in no charge and has been recorded in a manner similar to a recapitalization.

In June 1999, issued 5,416,300 shares of common stock for $100,000 in accordance with a stock purchase agreement.

In July 1999, issued 726,000 shares of common stock with a fair market value of $.75 per share for consulting services.

In August 1999, in accounting for the reverse acquisition transaction, the Company was deemed to have issued 5,333,336 million common shares for the net monetary assets of Conserve which was nominal. These shares represented the common shares outstanding immediately prior to the reverse acquisition.

In August 1999, issued 2,360,500 shares of its common stock at $.75 per share in a private placement offering, net of issuance costs of $53,000.

On December 28, 1999, the Company issued 20,000 shares of common stock to one individual valued at $40,000 in exchange for services.

During the six months ended June 30, 2000, the Company effected the following stock transactions:

     During January, 2000, the Company issued 50,000 common shares to a former officer of the Company for services rendered prior to August, 1999. The fair value of such shares amounting to $147,000 was recorded in the statement of operations for the year ended December 31, 1999. Approximately $126,000 of this amount was deemed to have been rendered during the six months ended June 30, 1999 and has been included in the statement of operations for the six months ended June 30, 1999.

The Company issued, in January and February 2000, in connection with a private placement offering, 1,090,000 units at $1 per unit consisting of one share of common stock and one Series B warrant to purchase one share of common stock at $1.00 per share exercisable for a period of up to five years from date of issuance.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE F - CAPITAL TRANSACTIONS (CONTINUED)


Stock options:

On August 3, 1999, the Company adopted its 1999 Stock Option Plan (the
"Plan"). Under the Plan, incentive and non-qualified stock options may be granted to key employees and consultants at the discretion of the Board of Directors. Any incentive option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an incentive option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date on which the option is granted. A non-qualifi ed option granted under the Plan (i.e., an option to purchase the common stock that does not meet the Internal Revenue Code's requirements for incentive options) must have an exercise price of not less than 100% of the fair market value of the stock on the date of grant. A maximum of 3,000,000 options can be awarded under the Plan. The terms of grant permit a noncash exercise.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE F - CAPITAL TRANSACTIONS (CONTINUED)

Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation prescribed therein are shown below.

Exercise prices and weighted-average contractual lives of stock options outstanding as of June 30, 2000 are as follows:

                      Options Outstanding              Options Exercisable
                          Weighted
                          Average       Weighted     Weighted
                          Remaining     Average      Average
Exercise    Number        Contractual   Exercise     Number          Exercise
Price       Outstanding   Life          Price        Exercisable     Price

$  .75      452,000          4.6         $ .75        83,500        $    .75
$  .825     120,000          4.6         $ .825       22,000        $    .825
$ 1.625     400,000          9.8         $1.625       64,000        $   1.625
$ 2.125     308,000          9.8         $2.125           -0-       $   2.125


               Summary of Options Issued and Outstanding:

Date Issued                                        Number

August, 1999                                      572,000
Balance outstanding - December 31, 1999           572,000
January, 2000                                     308,000
April, 2000                                       400,000
Balance outstanding - June 30, 2000             1,280,000



The following table summarizes the pro forma operating results of the Company had compensation costs for the stock options granted to employees been determined in accordance with the fair value based method of accounting for stock based compensation as prescribed by SFAS No. 123.

  Pro forma net loss available to common shareholders       $(1,343,000)

  Pro forma basic and diluted loss per share                      $(.07)

During the year ended December 31, 1999, the Company issued 572,000 options. The most recent quoted market price of the Company's common shares was $3 per share at the date of grant. The total fair value of such options approximated $1,385,000. Through June 30, 2000, 105,500 of the 572,000 options have vested.
The corresponding charge for the options issued in 1999 relating to the six months ended June 30, 2000 approximated $320,000 and is reflected in the statement of operations for the six months ended June 30, 2000 in general and administrative expense. There were no options outstanding prior to August 3, 1999.

The fair value of each option granted prior to 2000 has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of the options granted during 1999 was $2.42. The following weighted average assumptions were used in computing the fair value of option grants for 1999. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of five years. The options vest ratably over a five year period. In January 2000, the Company granted 308,000 stock options to employees with an exercise price of $2.125, equal

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE F - CAPITAL TRANSACTIONS (CONTINUED)

to the fair value of the common stock, with a contractual life of ten years and a two year vesting period, 50% at the end of each one year period from the date of grant. The fair value of each of these options has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these options was $.93. The following weighted average assumptions were used in computing the fair value of these option grants. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of five years. The average fair value of such options for the six months ended June 30, 2000 approximated $72,000.

Effective January 1, 2000, the Company entered into an agreement with a third party to provide legal services to the Company in exchange for an initial grant of 150,000 options at an exercise price of $1.625, equal to the fair value of the common stock. In accordance with the agreement, legal counsel earns as a retainer fee an automatic vesting of 1,000 options each month services are rendered and earns additional vesting of stock options for
services rendered based on a calculation defined in the agreement.    The fair
value of each of these options has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these options was $1.00. The following weighted average assumptions were used in computing the fair value of these option grants. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of ten years. As of June 30, 2000, options valued at approximately $14,000 were earned and had vested.

During April, 2000, the Company entered into an independent account representative agreement with a third party to provide outside sales services to the Company in exchange for a grant of 250,000 options at an exercise price of $1.625, equal to the fair value of the common stock. In accordance with the agreement, 50,000 options vested as of the effective date of the agreement and additional stock options vest based on services rendered as defined in the agreement. The fair value of each of these options has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these options was $1.00. The following weighted average assumptions were used in computing the fair value of these option grants. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of ten years. As of June 30, 2000, options valued at approximately $50,000 were vested.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE G - INCOME TAXES

The Company has a deferred tax asset as of June 30, 2000 of $1,055,000, which was calculated using a federal statutory rate of 34% and a state statutory rate of 6%. The deferred tax asset represents a benefit from net operating loss carryforwards of $530,000 and deferred compensation of $525,000, which is reduced by a valuation allowance of approximately $1,055,000 since the future realization of such tax benefit is not presently determinable.


As of December 31, 1999, the Company has a net operating loss carryforward of $558,000 expiring in 2019 for federal income tax purposes. In the event of potential future ownership changes (Note A), Internal Revenue Code Section 382 limits the amount of such net operating loss carryforward available to offset future taxable income.


NOTE H - RELATED PARTY TRANSACTIONS

Officer advances:

Represents non-interest bearing advances to the Chief Executive Officer who is a principal stockholder of the Company. The amount is to be repaid by December 31, 2000.

Officer compensation:

For the six months ended June 30, 1999, the Company has recorded the fair value of services provided by the Company's chief executive officer in the amount of $60,000 in the statement of operations with a corresponding increase to additional paid-in capital.


Note Receivable:

Represents an amount due from a related party of which the chief executive officer and principal stockholder of the Company is a member of the Board of Directors. The note was repaid in February 2000.

Management Services:

An officer and stockholder of a significant stockholder was hired in September 1999 and provides management and consulting services to the Company at an annual rate of $60,000. The amount charged to operations for the six months ended June 30, 2000 amounted to $30,000.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE I - COMMITMENTS

Leases:

The Company leases office space and office equipment under operating leases. Future minimum lease payments as of June 30, 2000 are as follow:

12 Months Ending
      June 30,

      2001     $     135,000
      2002           162,000
      2003           138,000
      2004            98,000
      2005            94,000



Rent expense for the six months ended June 30, 2000 and 1999 amounted to $86,000 and $3,000, respectively.


Warrants:

In conjunction with the closing of the reverse merger, the Company declared a distribution of 1,000,000 warrants at the rate of one warrant for each 5.3 common shares held by the stockholders of record as of the beginning of business on August 3, 1999. The warrants have an exercise price of $1.25 per share and a three year contractual life from date of issuance. The warrants are redeemable by the Company for $.01 per warrant subject to 30 days written notice at any time the closing bid price of the stock equals or exceeds 300% of the exercise price of the warrant for ten consecutive trading days. The warrants will be issued upon the Company's Form SB-2 filing being declared effective. The value ascribed to these warrants will be determined utilizing the Black-Scholes model and recorded as a dividend distribution at the effective date of the registration statement.

The Company issued, in January and February 2000, in connection with a private placement offering, 1,090,000 units at $1 per unit consisting of one share of common stock and one Series B warrant to purchase one share of common stock at $1.00 per share exercisable for a period of up to five years from date of issuance.

Employment agreement:

On December 10, 1999, the Company entered into an employment and noncompetition agreement with a stockholder to act in the capacity of President and Chief Executive Officer. The term of the employment agreement is for three years and the noncompetition agreement is for one year with both agreements commencing on January 1, 2000. The agreement allows for a one year renewal option unless terminated by either party. Base salary is $120,000 per annum with available additional cash compensation as defined in the agreement.

NMXS.com, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2000
(unaudited)

NOTE J - MAJOR CUSTOMERS

During the six months ended June 30, 1999, three customers accounted for 37%, 35% and 17% of the Company's revenue.
During the six months ended June 30, 2000, two customers accounted for 21% and 12% of the Company's revenue.
As of June 30, 2000, a balance due from one customer comprised 20% of total accounts receivable.


NOTE K - PRO FORMA FINANCIAL INFORMATION

The following pro forma information is provided to reflect the consolidated operations of the company and its subsidiaries for the six months ended
June 30, 2000 and 1999, assuming that the purchase of Working Knowledge Inc. was consummated at the beginning of the period presented. The transaction occurred during April, 2000.

                                   Six Months Ended
                                 June 30,     June 30,
                                   2000         1999

Sales                           $434,000      $278,000
Net Loss                      (1,280,000)     (580,000)
Loss per share                      (.06)         (.05)


   NOTE L     - SUBSEQUENT EVENT

In July 2000, the Company granted 388,000 stock options to employees with an exercise price of $1.25, equal to the fair value of the common stock, with a contractual life of ten years and a two year vesting period, 50% at the end of each one year period from the date of grant. The fair value of each of these options has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these options was $.55.
The following weighted average assumptions were used in computing the fair value of these option grants. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of five years.

[Eisner letterhead]
 INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders NMXS.com, Inc.

We have audited the accompanying consolidated balance sheet of NMXS.com, Inc. and subsidiary (a development stage enterprise) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (capital deficiency) and cash flows for the years ended December 31, 1999 and 1998 and the amounts for each of the years ended December 31, 1999, 1998, 1997 and 1996, included in the cumulative amounts for the period from April 2, 1996 (inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NMXS.com, Inc. and subsidiary as of December 31, 1999 and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 1999 and 1998 and the amounts for each of the years ended December 31, 1999, 1998, 1997 and 1996, included in the cumulative amounts for the period from April 2, 1996 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Richard A. Eisner & Company, LLP
Florham Park, New Jersey
February 24, 2000

NMXS.com, INC.
(a development stage enterprise)

CONSOLIDATED BALANCE SHEET


ASSETS
Current assets:
   Cash and cash equivalents                               $   977,000
   Restricted cash                                              37,000
   Note receivable                                              20,000
   Accounts receivable                                          77,000
   Inventory                                                     7,000
   Prepaid expenses and other assets                             4,000
   Officer advances                                             45,000
                                                           -----------
      Total current assets                                   1,167,000

Furniture and equipment - net                                  136,000
Security deposits                                                6,000
                                                           -----------

                                                           $ 1,309,000
                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                   $    38,000
   Deferred revenue                                             10,000
   Loan payable                                                 37,000
                                                           -----------

   Total current liabilities                                    85,000
                                                           -----------

Commitments

STOCKHOLDERS' EQUITY
Capital stock $.001 par value:
   Preferred stock, authorized 500,000 shares;
    issued and outstanding -                                      none
   Common stock, authorized 50,000,000 shares;
    19,593,836 shares deemed issued
    and outstanding, 50,000 shares issuable                     19,000
Additional paid-in capital                                   3,083,000
Deficit accumulated during the development stage            (1,878,000)
                                                           -----------

      Total stockholders' equity                             1,224,000
                                                           -----------

                                                           $ 1,309,000
                                                           -----------
                                                           -----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS    F-2

NMXS.com, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                  PERIOD FROM
                                                                  INCEPTION
                                             YEAR ENDED          (APRIL 2,1996)
                                            DECEMBER 31,          THROUGH
                                 -------------------------------  DECEMBER 31,
                                      1999             1998       1999
                                 ------------       ------------  ------------
Revenues                         $    266,000       $    196,000   $    539,000
                                 ------------       ------------  ------------
Operating costs and expenses:
   Cost of services                   177,000            119,000        305,000
   General and administrative       1,651,000            100,000      1,805,000
   Research and development           150,000             91,000        332,000
                                 ------------       ------------  ------------

      Total operating costs
        and expenses                1,978,000            310,000      2,442,000
                                 ------------       ------------  ------------

Other income (expense):
   Interest income                     26,000             26,000


   Interest expense                    (1,000)            (1,000)
                                 ------------       ------------  ------------
                                       25,000             25,000
                                 ------------       ------------  ------------

NET LOSS/COMPREHENSIVE LOSS      $ (1,687,000)      $   (114,000)  $ (1,878,000)
                                 ============       ============  ============

Basic and diluted loss per share:
   Weighted average number of
      common shares outstanding    11,878,000          5,737,700
                                 ============       ============

   Basic and diluted loss per
      share                            $ (.14)            $ (.02)
                                       ======            =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS    F-3

NMXS.com, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY) (NOTES A AND F)



                                              DEFICIT
                            COMMON STOCK      ACCUMULATED
                          $.001 PAR VALUE     ADDITIONAL   DURING THE
                      ----------------------  PAID-IN      DEVELOPMENT
                        SHARES       AMOUNT   CAPITAL      STAGE        TOTAL
                      --------   -----------  ------------ ------------ ------
Initial issuance of
 shares to founder
 For $1,000            118,800                $    1,000                $ 1,000
                      --------                ------------              --------
BALANCE,
DECEMBER 31, 1996      118,800                     1,000                  1,000

Fair value of services
provided by founder                               75,000                 75,000
Net loss/comprehensive
loss                                                      $   (77,000)  (77,000)
                      --------                ------------ ------------ --------
BALANCE,
DECEMBER 31, 1997      118,800                    76,000      (77,000)   (1,000)

Fair value of
services provided
by founder                                        90,000                 90,000

Net loss/comprehensive
loss                                                         (114,000) (114,000)
                      --------                 ---------- ------------  --------
BALANCE,
DECEMBER 31, 1998      118,800   $    0          166,000     (191,000)  (25,000)

Issuance of shares
 - June              5,416,300    5,000           95,000                100,000
Special distribution
 of shares to
 Founder - June      5,618,900    6,000           (6,000)
Issuance of shares
 at $.75 per share
 For consulting
 services - July       726,000    1,000          544,000                545,000
Shares deemed issued
 in connection
 With reverse
 acquisition -
 August              5,333,336    5,000           (5,000)
Issuance of shares
 at $.75 per share,
 Net of issuance
 costs - August      2,360,500    2,000        1,715,000              1,717,000
Issuance of stock
 options at fair value
 For consulting
 services - August                               267,000                267,000
Estimated value of
 services provided by
 Founder                                         120,000                120,000
Shares issued for
 legal services
 provided to the
 Company - December     20,000                    40,000                 40,000
Shares issuable at
 $2.94 per share for
 Consulting services                             147,000                147,000
Net loss/comprehensive
 loss                                         (1,687,000)            (1,687,000)
                   -----------   ------------  ---------- --------  ----------

BALANCE,
DECEMBER 31, 1999   19,593,836  $  19,000 $  3,083,000  $ (1,878,000)$1,224,000
                   ===========   ============  =========  ==========  ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS    F-4

NMXS.com, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  PERIOD FROM
                                                                   INCEPTION
                                                                (APRIL 2, 1996)
                                      YEAR ENDED DECEMBER           THROUGH
                                    --------------------------     DECEMBER 31,
                                        1999           1998           1999
                                    -----------    -----------    -----------
CASH FLOWS FROM OPERATING
ACTIVITIES:
   Net loss                         $(1,687,000)   $  (114,000)   $(1,878,000)
   Adjustments to reconcile net
    loss to net cash (used in)
    provided by
    operating activities:
     Common stock issued for
      services                          732,000        732,000
     Stock options issued for
      services                          267,000        267,000
     Fair value of services
      provided by founder               120,000         90,000        285,000
        Depreciation                     20,000          3,000         25,000
        Changes in:
           Notes receivable             (20,000)                      (20,000)
           Accounts receivable          (53,000)       (24,000)       (77,000)
           Inventory                     (7,000)                       (7,000)
           Prepaid expenses and other
            assets                       (4,000)                       (4,000)
           Officer advances             (29,000)       (11,000)       (45,000)
           Accounts payable and accrued
            expenses                    (17,000)        20,000         38,000
           Deferred revenue             (28,000)        38,000         10,000
                                      -----------    -----------   -----------

   Net cash (used in) provided by
        operating activities           (706,000)         2,000       (674,000)
                                      -----------    -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of fixed assets         (137,000)        (9,000)      (161,000)
   Security deposits                     (6,000)                       (6,000)
                                       -----------   -----------   -----------

   Net cash used in investing
    activities                         (143,000)        (9,000)      (167,000)
                                       -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Loan from (repayment to) stockholder   (23,000)         6,000
 Proceeds from note payable              37,000                        37,000
 Net proceeds from issuance of common
  stock                               1,817,000                     1,818,000
   Restricted cash                      (37,000)                      (37,000)
                                      -----------    -----------   -----------
   Net cash provided by
    financing activities              1,794,000          6,000      1,818,000
                                      -----------    -----------   -----------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                    945,000         (1,000)       977,000
Cash and cash equivalents,
 beginning of period                     32,000         33,000
                                      -----------    -----------   -----------

CASH AND CASH EQUIVALENTS, END OF
PERIOD                              $   977,000    $    32,000    $   977,000
                                      ===========    ===========   ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS    F-5

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE A - ORGANIZATION AND OPERATIONS

NMXS.com, Inc. (formerly Conserve, Inc.) ("Conserve") and its wholly-owned subsidiary New Mexico Software, Inc. (collectively "the Company"), a development stage enterprise, operates in a single business segment that develops and markets proprietary internet technology-based software for the management of digital high-resolution graphic images, video clips and audio recordings. The Company believes that its software has major applications for the media, advertising, publishing, medical, entertainment, e-commerce and university markets.

In August 1999, NMXS.com, Inc., then a non-operating public corporation with nominal net assets (a development state enterprise) acquired all of the outstanding common stock of New Mexico Software, Inc. (a development enterprise) ("NMS") in a transaction that gave the stockholders of NMS actual control of the combined company. For accounting purposes, the acquisition has been treated as a capital stock transaction rather than a business combination. This transaction has been recorded as a recapitalization of NMS with NMS as the acquiror ("Reverse Acquisition") and no goodwill or other intangible was recognized. The historical financial statements prior to the date of the reverse acquisition are those of NMS with the accounting acquiror's capital deficiency prior to the acquisition having been retroactively restated (i.e. recapitalized) for the equivalent number of shares received in the transaction and the difference between the par value of Conserve's and NMS's stock recorded as an offset to additional paid-in capital. The historical deficit accumulated during the development stage of NMS is being carried forward after the reverse acquisition. Loss per share has similarly been restated for all periods prior to the reverse acquisition to represent the number of equivalent shares received by NMS's stockholders.

NMS, a New Mexico corporation, was formed in April 1996. NMS was formed to develop and market proprietary internet technology-based software as currently conducted by the Company.

On August 3, 1999, Conserve issued to the stockholders of NMS 11,880,000 shares of Conserve's common stock in exchange for all of the shares of NMS with NMS becoming a wholly-owned subsidiary of Conserve. In connection with this transaction, Conserve changed its name to NMXS.com.

The Company has commenced principal business operations. However, the Company has not achieved a level of sales that it deems significant relative to its business plan. Since its inception, NMS, and more recently, the Company, has been engaged in developing sales channels for its existing products as well as coordinating research and development efforts in the continuing development of its products and raising funds. The Company conducts its operations primarily in the United States.

There is no assurance that the Company's research and development and marketing efforts will be successful, or that the Company will achieve significant sales of any such products. The Company has incurred net losses since its inception. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and its consultants. If the Company is unable to successfully bring its technologies to commercialization, it is unlikely that the Company could continue its business. As further described in Note K[2], the Company subsequently raised $1,090,000 in a private placement offering. The proceeds from the offering along with the existing cash balance is estimated to provide sufficient liquidity to meet the working capital requirements of the Company through January 1, 2001.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]   PRINCIPLES OF CONSOLIDATION:

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

[2]   REVENUE RECOGNITION:

      Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. The Company also derives revenue from the sale of third party hardware and software. Consulting revenue is recognized when the services are rendered.

      The cost of maintenance revenue, consists of staff payroll, outside services, equipment rental, communication costs and supplies and is expensed as incurred.

[3]   CASH AND CASH EQUIVALENTS:

      The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents totaled approximately $977,000 as of December 31, 1999. The Company maintains its cash and cash equivalents at one financial institution.

[4]   INVENTORY:

      Inventory consists of software for resale. Inventory is stated at the lower of cost (first-in, first-out method) or market.

[5]   FURNITURE AND EQUIPMENT:

      Furniture and equipment are recorded at cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is charged against results of operations using the straight-line method over the estimated economic useful life.

[6]   INCOME TAXES:

      The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amount ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

      Prior to the acquisition of NMS by NMXS.com, Inc., NMS was an S corporation as defined in the Internal Revenue Code. Upon the consummation of this transaction, NMS Subchapter S status was terminated. The accumulated losses through the date of acquisition which amounted to $32,000 was reported on the individual income tax return of the former stockholder of NMS and therefore is not available to the Company.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


[7]   PER SHARE DATA:

      The basic and diluted per share data has been computed on the basis of the net loss available to common stockholders for the period divided by the historic weighted average number of shares of common stock adjusted for the retroactive treatment of common shares issued to the founder (historical number of shares represents the shares issued by Conserve to NMS' stockholders in connection with the reverse merger) immediately prior to the reverse acquisition. Weighted average number of shares also includes 50,000 shares issuable as of December 31, 1999 which were issued subsequently. (See Note H). All potentially dilutive securities (see Note
      F) have been excluded from the computations since they would be antidilutive.

[8]   RESEARCH AND DEVELOPMENT EXPENSES:

      Costs of research and development activities are expensed as incurred.

[9]   ADVERTISING EXPENSES:

      The Company expenses advertising costs which consist primarily of direct mailings, promotional items and print media, as incurred. Advertising expenses amounted to $55,000, for both the year ended December 31, 1999 and for the cumulative period April 2, 1996 (inception) through December 31, 1999.

[10]  USE OF ESTIMATES:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[11]  STOCK-BASED COMPENSATION:

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") allows companies to either expense the estimated fair value of stock options and warrants, or to continue following the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income had the fair value of the options and warrants been expensed. The Company has elected to apply APB 25 in accounting for its stock based incentive plans. Equity instruments issued to non-employees are measured based on their fair values.

[12]  SOFTWARE DEVELOPMENT:

      The Company accounts for computer software development costs in accordance with Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. As such, all costs incurred prior to the product achieving technological feasibility are expensed as research and development costs. Technological feasibility is generally achieved upon satisfactory beta test results. Upon achieving technological feasibility, programming costs are capitalized and amortized over the economic useful live which is estimated to be two years.

[13]  RENTAL EXPENSE:

      The Company has recognized the total minimum rental payments due under the lease on a straight-line basis over the lease term.


NOTE C - RESTRICTED CASH

The Company acquired a certificate of deposit in the amount of $37,000 to collateralize a company note payable for the same amount. Interest is compounded on a quarterly basis at an annual percentage yield of 5.3%. (See Note E).


NOTE D - FURNITURE AND EQUIPMENT

Furniture and equipment as of December 31, 1999 consists of the following:

           Computers                                        $ 74,000
           Furniture, fixtures and equipment                  80,000
           Leasehold improvements                              7,000
                                                            --------
                                                             161,000
           Accumulated depreciation                          (25,000)
                                                            --------

                                                            $136,000
                                                            ========

NOTE E - PROMISSORY NOTE

The Company has a $37,000 promissory note expiring on August 31, 2000. The principal balance and all accrued, unpaid interest is due on this date. Interest is payable on a quarterly basis at a rate of 7.2% per annum.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE F - CAPITAL TRANSACTIONS

COMMON STOCK:

The following common stock transactions include the effects of restating of stockholders' equity for the shares received in the recapitalization as a result of the reverse acquisition. The exchange rate of such shares was 118.8 Conserve common shares for each NMS common share. Accordingly, there were 11,880,000 common shares outstanding immediately prior to consummating the reverse acquisition.

Effective April 2, 1996, the Company issued 118,800 shares of common stock to the founder for a capital contribution.

During 1999, the Company effected the following stock transactions:

   In June 1999, in contemplation of the anticipated reverse acquisition, the Company adjusted its capitalization in order to facilitate the exchange of shares required as part of the acquisition transaction. Prior to this adjustment, the founding shareholder owned 100% (1,000 pre-exchange common shares) (118,800 shares giving effect to the exchange) of NMS. In connection with this adjustment, the Company distributed 47,297 pre-exchange common shares (5,618,900 shares giving effect to the exchange) to the founding stockholder. As a result of this distribution, the founding shareholder's overall ownership percentage did not change. This event resulted in no charge and has been recorded in a manner similar to a recapitalization.

   In June 1999, issued 5,416,300 shares of common stock for $100,000 in accordance with a stock purchase agreement.

   In July 1999, issued 726,000 shares of common stock with a fair market value of $.75 per share for consulting services.

   In August 1999, in accounting for the reverse acquisition transaction, the Company was deemed to have issued 5,333,336 million common shares for the net monetary assets of Conserve which was nominal. These shares represented the common shares outstanding immediately prior to the reverse acquisition.

   In August 1999, issued 2,360,500 shares of its common stock at $.75 per share in a private placement offering, net of issuance costs of $53,000.

   On December 28, 1999, the Company issued 20,000 shares of common stock to one individual valued at $40,000 in exchange for services.

   STOCK OPTIONS:

   On August 3, 1999, the Company adopted its 1999 Stock Option Plan (the "Plan"). Under the Plan, incentive and non-qualified stock options may be granted to key employees and consultants at the discretion of the Board of Directors. Any incentive option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an incentive option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date on which the option is granted. A non-qualified option granted under the Plan (i.e., an option to purchase the common stock that does not meet the Internal Revenue Code's requirements for incentive options) must have an exercise price of not less than 100% of the fair market value of the stock on the date of grant. A maximum of 3,000,000 options can be awarded under the Plan. The terms of grant permit a noncash exercise.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE F - CAPITAL TRANSACTIONS (CONTINUED)

   Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock-based compensation prescribed therein are shown below.

   Exercise prices and weighted-average contractual lives of stock options outstanding as of December 31, 1999 are as follows:


          OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
  ----------------------------------         ---------------------------------
                           WEIGHTED
                           AVERAGE        WEIGHTED                    WEIGHTED
                           REMAINING      AVERAGE                     AVERAGE
EXERCISE    NUMBER         CONTRACTUAL    EXERCISE     NUMBER         EXERCISE
PRICE       OUTSTANDING    LIFE           PRICE        EXERCISABLE    PRICE
----------  -------------  ------------   ----------   ------------   ---------
$ .75         452,000         4.6             $ .75      37,500         $ .75
$.825         120,000         4.6             $.825      10,000         $.825

During the year ended December 31, 1999, the Company issued 572,000 options. The most recent quoted market price of the Company's common shares was $3 per share at the date of grant. The total fair value of such options approximated $1,385,000. There were no options outstanding prior to August 3, 1999. The charge for the 47,500 options that vested during 1999 approximated $267,000 which are reflected in the statement of operations for the year ended December 31, 1999 in general and administrative expense.

The fair value of each option granted has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of the options granted during 1999 was $2.42. The following weighted average assumptions were used in computing the fair value of option grants for 1999. Weighted average risk-free interest rate of 5.50%; zero dividend yield, volatility of the Company's common stock of 40% and an expected life of the options of five years. The options vest ratably over a five year period.

NOTE G - INCOME TAXES

The Company has a deferred tax asset as of December 31, 1999 of $593,000 which was calculated using a federal statutory rate of 34% and a state statutory rate of 6%. The deferred tax asset represents a benefit from net operating loss carryforwards of $213,000 and deferred compensation of $380,000, which is reduced by a valuation allowance of approximately $593,000 since the future realization of such tax benefit is not presently determinable.

As of December 31, 1999, the Company has a net operating loss carryforward of $562,000 expiring in 2019 for federal income tax purposes. In the event of potential future ownership changes (Note A), Internal Revenue Code Section 382 limits the amount of such net operating loss carryforward available to offset future taxable income.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE H - RELATED PARTY TRANSACTIONS

OFFICER ADVANCES:

Represents non-interest bearing advances to the Chief Executive Officer who is a principal stockholder of the Company. The amount is to be repaid by December 31, 2000.

OFFICER COMPENSATION:

During 1999 and 1998, the Company has recorded the fair value of services provided by the Company's chief executive officer in the amounts of $120,000 and $90,000, respectively in the statement of operations with a corresponding increase to additional paid-in capital.

In August 1999, the Company agreed to issue 50,000 common shares to a former officer of the Company. The fair value of such shares amounting to $147,000 has been recorded in the statement of operations for the year ended December 31, 1999.

NOTE RECEIVABLE:

Represents an amount due from a related party of which the chief executive officer and principal stockholder of the Company is a member of the Board of Directors. The note was repaid in February 2000.

MANAGEMENT SERVICES:

An officer and stockholder of a significant stockholder was hired in September 1999 and provides management and consulting services to the Company at an annual rate of $60,000. The amount charged to operations for the year ended December 31, 1999 amounted to $20,000.

NOTE I - COMMITMENTS



LEASES:

The Company leases office space and office equipment under operating leases. Future minimum lease payments as of December 31, 1999 are as follow:


           YEAR ENDING
           DECEMBER 31,
           ----------------
              2000                   $ 90,000
              2001                     68,000
              2002                     69,000
              2003                     69,000
              2004                     42,000

Rent expense for the years ended December 31, 1999 and 1998 amounted to $33,000 and $5,000, respectively.

NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE I - COMMITMENTS (CONTINUED)

WARRANTS:

In conjunction with the closing of the reverse merger, the Company declared a distribution of 1,000,000 warrants at the rate of one warrant for each 5.3 common shares held by the stockholders of record as of the beginning of business on August 3, 1999. The warrants have an exercise price of $1.25 per share and a three year contractual life from date of issuance. The warrants are redeemable by the Company for $.01 per warrant subject to 30 days written notice at any time the closing bid price of the stock equals or exceeds 300% of the exercise price of the warrant for ten consecutive trading days. The warrants will be issued upon the Company's Form SB-2 filing being declared effective. The value ascribed to these warrants will be determined utilizing the Black-Scholes model and recorded as a dividend distribution at the effective date of the registration statement.

EMPLOYMENT AGREEMENT:

On December 10, 1999, the Company entered into an employment and noncompetition agreement with a stockholder to act in the capacity of President and Chief Executive Officer. The term of the employment agreement is for three years and the noncompetition agreement is for one year with both agreements commencing on January 1, 2000. The agreement allows for a one year renewal option unless terminated by either party. Base salary is $120,000 per annum with available additional cash compensation as defined in the agreement.


NOTE J - MAJOR CUSTOMERS

During the year ended December 31, 1999, four customers accounted for 33%, 30%, 17% and 15% of the Company's revenue. During the year ended December 31, 1998, one customer accounted for 82% of the Company's revenue.

As of December 31, 1999, balances due from three customers comprised 43%, 13% and 12% of total accounts receivable.

As of December 31, 1998, balances due from two customers comprised 50% and 46% of total accounts receivable.


NOTE K - SUBSEQUENT EVENTS

[1]    STOCK OPTIONS:

       In January 2000, the Company granted approximately 308,000 stock options with an exercise price of $2.125 with a contractual life of ten years and a two year vesting period to employees.

[2]    CAPITAL TRANSACTIONS:

       The Company issued, in January and February 2000, in connection with a private placement offering 1,090,000 units at $1 per unit consisting of one share of common stock and one Series B warrant to purchase one share of common stock at $1.00 per share exercisable for a period of up to five years from date of issuance.

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NMXS.com, INC.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999

NOTE K - SUBSEQUENT EVENTS (CONTINUED)

[3]    COMMITMENT:

       Effective January 1, 2000, the Company entered into an agreement with a third party to provide legal services to the Company in exchange for an initial grant of 150,000 options at an exercise price similar to prices for employee grants. In accordance with the agreement, legal counsel will earn as a retainer fee an automatic vesting of 1,000 options each month services are rendered and will earn additional vesting of stock options for services rendered based on a calculation defined in the agreement. A charge for the fair value of such options will be determined when services are rendered.

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[OUTSIDE BACK COVER]


     Until _____, 2000, (ninety days after the date of this prospectus) all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1.     Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware expressly authorizes a Delaware corporation to indemnify its officers, directors, employees, and agents against claims or liabilities arising out of such persons' conduct as officers, directors, employees, or agents for the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.
Neither the articles of incorporation nor the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. The Company has not adopted a policy about indemnification.

     The eighth article of our Certificate of Incorporation includes provisions to eliminate, to the fullest extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 2.     Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the offering described in the registration statement:

     Registration Fee                              $359
     Blue Sky Fees                                 $3,000
     Accounting Fees and Expenses                  $25,000
     Legal Fees and Expenses                       $20,000
     Printing and Engraving                        $5,000
     Transfer Agent Fees                           $3,000
     Miscellaneous                                 $3,641
          Total Expenses                           $60,000

     None of these expenses will be paid by the selling security holder.

Item 3.     Undertakings

(a)     The Company hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)The Company will:

     (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Company under Rule 424(b) (1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For any liability under the 1933 Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

Item 4.     Unregistered Securities Issued or Sold Within Three Years

     In August 1999, the Company issued 11,880,000 shares of Common Stock of the Company to the shareholders of New Mexico Software, Inc. The shares were issued in a reverse acquisition transaction between the Company and New Mexico Software, in which such shareholders exchanged all of their shares for the shares of the Company. Such securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an
issuer not involving any public offering.      Of the total shareholders of
New Mexico Software, management reasonably believes that none were accredited and twenty-eight were non-accredited as defined in Rule 501(a) of Regulation
D. Each of the shareholders of New Mexico Software delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance. Each of the shareholders of New Mexico Software was provided with information normally provided in a prospectus. In addition, the company made the determination that each shareholder was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment. A Form D was filed on or about August 5, 1999.

     Also in August 1999 the Company issued 2,360,500 shares to 44 accredited investors in a private placement of its shares. Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an issuer not involving any public offering. Such investors delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance.
Also, no general solicitation or general advertising was used to market the securities. The Company determined that each investor was an accredited
investor as defined in Rule 501(a) of Regulation D.       A Form D was filed
on or about August 5, 1999.

     Also in August 1999 the Company granted options to purchase 572,000 shares pursuant to the Company's stock option plan. The options were granted to seven persons without registration under the Act by reason of the exemption from registration afforded by the provisions of Rule 701 promulgated by the Securities and Exchange Commission. Each of these persons was either an employee of the Company or a business consultant who provided bona fide services which were not in connection with the offer or sale of securities in a capital raising transaction and not directly or indirectly to promote or maintain a market for the Company's securities. No underwriting discounts or commissions were paid in connection with such issuances.

     In January 2000 the Company granted options to purchase 457,760 shares pursuant to the Company's stock option plan. The options were granted to 15 persons without registration under the Act by reason of the exemption from registration afforded by the provisions of Rule 701 promulgated by the Securities and Exchange Commission. Each of these persons was an employee of the Company. No underwriting discounts or commissions were paid in connection with such issuances.

     In January 2000 the Company issued 50,000 shares to James Kurzmack in settlement of termination of his employment with the Company. Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof as a transaction by an issuer not involving any public offering. Mr. Kurzmack delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such issuance. Mr. Kurzmack was deemed to be a sophisticated investor. He had access to the kind of information normally provided in a prospectus.

     In January and February 2000 the Company sold 1,090,000 units at $1.00
per unit to 24 accredited investors in a private placement of its shares   ;
there were no non-accredited investors in the offering.  The private offering
was completed on February 4, 2000.       The units consisted of one share of
common stock and one Series B Warrant to purchase one share of stock at $1.00, exercisable commencing August 1, 2000, through January 17, 2005. Such securities were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, and Rule 506, as transactions by an issuer not involving any public offering. Such investors delivered appropriate investment representations to the Company with respect to such transaction and consented to the imposition of restrictive legends upon the certificates evidencing such securities. No underwriting discounts or commissions were paid in connection with such
issuance.      Also, no general solicitation or general advertising was used to market the securities.  The Company determined that each investor was an
accredited investor as defined in Rule 501(a) of Regulation D.       A Form D
was filed on or about February 11, 2000.

Item 5.     Exhibits

     The exhibits set forth in the following index of exhibits are filed as a part of this registration statement.

     Exhibit No.  Description of Exhibit                              Location

     2.1          Reorganization agreement dated August 3, 1999            *
     2.2          Acquisition Agreement with Working Knowledge            **
     3.1          Articles of Incorporation, as amended                    *
     3.2          By-Laws of the Company currently in effect               *
     4.1          Form of Common Stock Certificate                         *
     4.2          Form of Series A Warrant Certificate                     *
     4.3          Form of Warrant Agency Agreement for Series A Warrants   *
     4.4          Form of Series B Warrant Certificate                     *
     5.1          Opinion re Legality                                      *
     10.1         Sun Microsystems Lease                                   *
     10.2         Building Lease                                           *
     10.3         Form of Employee Confidentiality Agreement               *
     10.4         Stock Option Plan                                        *
     10.5         Employment Agreement of Mr. Govatski                    **
     21.1         List of subsidiaries                                     *
     23.1         Consent of Richard A. Eisner & Company, LLP       Attached
     23.2         Consent of Ronald N. Vance (contained in
                   Exhibit 5.1 above)                                     --


          *Filed as an exhibit with the original filing of the registration statement of the Company on Form SB-2 on February 11, 2000 (SEC File No. 333-30176).
          **Filed as an exhibit with the second amended filing of the registration statement of the Company on Form SB-2 on July 31, 2000 (SEC File No. 333-30176).

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned in
the city of Albuquerque, State of New Mexico, on the     5th      day of
October      2000.

                              NMXS.com, Inc.

                              By: /s/ Richard Govatski, President and
                                       Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates stated.

Date:     October 5    , 2000   /s/ Richard Govatski, Director

Date:     October 5    , 2000   /s/ Marvin Maslow, Director

Date:     October 5    , 2000   /s/ Scott L. Bach, Director

Date:     October 5    , 2000   /s/ Teresa Dickey, Principal Financial Officer

Date:     October 5    , 2000   /s/ Robert A. Armstrong, Controller



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